Exhibit 3.4

SECOND AMENDED AND RESTATED
LIMITED LIABILITY COMPANY AGREEMENT
OF
DELEK LOGISTICS GP, LLC
A Delaware Limited Liability Company
Dated as of
March 10, 2013

THE SECURITIES ISSUED BY DELEK LOGISTICS GP, LLC IN ACCORDANCE WITH THE PROVISIONS OF THIS AGREEMENT HAVE NOT BEEN REGISTERED UNDER THE SECURITIES ACT OF 1933 OR REGISTERED OR QUALIFIED UNDER ANY STATE SECURITIES LAWS AND, AS SUCH THEY MAY NOT BE OFFERED FOR SALE, SOLD, DELIVERED AFTER SALE, TRANSFERRED, PLEDGED, OR HYPOTHECATED UNLESS THE SECURITIES HAVE BEEN QUALIFIED AND REGISTERED UNDER APPLICABLE STATE AND FEDERAL SECURITIES LAWS OR UNLESS SUCH QUALIFICATION AND REGISTRATION IS NOT LEGALLY REQUIRED. TRANSFER OF THE SECURITIES REPRESENTED BY THIS AGREEMENT MAY BE FURTHER SUBJECT TO THE RESTRICTIONS, TERMS AND CONDITIONS SET FORTH HEREIN.

TABLE OF CONTENTS
Page

ARTICLE I DEFINITIONS	2
Section 1.1    Definitions    2
Section 1.2    Construction    2

ARTICLE II ORGANIZATION	2
Section 2.1    Formation    2
Section 2.2    Name    2
Section 2.3    Registered Office; Registered Agent; Principal Office; Other Offices    2
Section 2.4    Purposes and Powers    2
Section 2.5    Term    2
Section 2.6    No State Law Partnership    2

ARTICLE III MEMBERSHIP	2
Section 3.1    Membership Interests; Additional Members    2
Section 3.2    Access to Information    2
Section 3.3    Liability    2
Section 3.4    Withdrawal    2
Section 3.5    Meetings    2
Section 3.6    Action by Members; Written Consent    2
Section 3.7    Conference Telephone Meetings    2
Section 3.8    Quorum    2

ARTICLE IV ADMISSION OF MEMBERS; TRANSFERS OF MEMBERSHIP INTERESTS	2
Section 4.1    General    2
Section 4.2    Permitted Transfers    2
Section 4.3    Legend    2
Section 4.4    Requirements Applicable to All Transfers and Admissions    2

ARTICLE V CAPITAL CONTRIBUTIONS	2
Section 5.1    Initial Capital Contributions    2
Section 5.2    Additional Capital Contributions    2
Section 5.3    Loans    2
Section 5.4    Fully Paid and Non-Assessable Nature of Membership Interests    2

ARTICLE VI DISTRIBUTIONS	2

Section 6.1    Distributions    2
Section 6.2    Limitations on Distributions    2

ARTICLE VII MANAGEMENT	2
Section 7.1    Management by Board of Directors    2
Section 7.2    Number; Qualification; Tenure    2
Section 7.3    Regular Meetings    2
Section 7.4    Special Meetings    2
Section 7.5    Notice    2
Section 7.6    Action by Consent of Board    2
Section 7.7    Conference Telephone Meetings    2
Section 7.8    Quorum and Action    2
Section 7.9    Vacancies; Increases in the Number of Directors    2
Section 7.10    Committees    2
Section 7.11    Removal    2
Section 7.12    Compensation of Directors    2
Section 7.13    Responsibility and Authority of the Board    2
Section 7.14    Other Business of Members, Directors and Affiliates    2
Section 7.15    Reliance by Third Parties    2

ARTICLE VIII OFFICERS	2
Section 8.1    Officers    2
Section 8.2    Election and Term of Office    2
Section 8.3    Chairman of the Board    2
Section 8.4    Chief Executive Officer    2
Section 8.5    President    2
Section 8.6    Vice Presidents    2
Section 8.7    Treasurer    2
Section 8.8    Secretary    2
Section 8.9    Removal    2
Section 8.10    Vacancies    2

ARTICLE IX INDEMNITY AND LIMITATION OF LIABILITY	2
Section 9.1    Indemnification    2
Section 9.2    Liability of Indemnitees    2

ARTICLE X ALLOCATIONS	2
Section 10.1    Allocations of Net Profits and Net Losses    2
Section 10.2    Special Allocations    2
Section 10.3    Curative Allocations    2
Section 10.4    Tax Allocations    2
Section 10.5    Tax Treatment of the Company    2
Section 10.6    Tax Controversies    2

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Section 10.7    Tax Returns and Elections    2

ARTICLE XI BOOKS, RECORDS, REPORTS, AND BANK ACCOUNTS	2
Section 11.1    Maintenance of Books    2
Section 11.2    Reports    2
Section 11.3    Bank Accounts    2

ARTICLE XII DISSOLUTION, WINDING-UP, TERMINATION AND CONVERSION	2
Section 12.1    Dissolution    2
Section 12.2    Winding-Up and Termination    2
Section 12.3    Certificate of Cancellation    2

ARTICLE XIII MERGER, CONSOLIDATION OR CONVERSION	2
Section 13.1    Authority    2
Section 13.2    Procedure for Merger, Consolidation or Conversion    2
Section 13.3    Approval by Members of Merger, Consolidation or Conversion    2
Section 13.4    Certificate of Merger, Consolidation or Conversion    2

ARTICLE XIV OTHER COVENANTS AND REPRESENTATIONS	2
Section 14.1    Approved Sales    2
Section 14.2    Tag Along    2
Section 14.3    Management Investment    2

ARTICLE XV GENERAL PROVISIONS	2
Section 15.1    Offset    2
Section 15.2    Notices    2
Section 15.3    Entire Agreement; Superseding Effect    2
Section 15.4    Effect of Waiver or Consent    2
Section 15.5    Amendment or Restatement    2
Section 15.6    Binding Effect    2
Section 15.7    Governing Law; Severability    2
Section 15.8    Venue    2
Section 15.9    Further Assurances    2
Section 15.10    Waiver of Certain Rights    2
Section 15.11    Counterparts    2

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SECOND AMENDED AND RESTATED
LIMITED LIABILITY COMPANY AGREEMENT
OF
DELEK LOGISTICS GP, LLC
This SECOND AMENDED AND RESTATED LIMITED LIABILITY COMPANY AGREEMENT (this “Agreement”) of Delek Logistics GP, LLC (the “Company”), dated as of March 10, 2013, is adopted, executed and agreed to by Delek Logistics Services Company, a Delaware corporation (“Delek Logistics Services”), and certain individuals listed on Exhibit A (each, a “Management Member” and, collectively, the “Management Members”). Delek Services and the Management Members are sometime hereinafter referred to collectively as “parties” and individually as a “party.”
RECITALS:
WHEREAS, the Company was initially formed as a Delaware limited liability company by Delek US Holdings, Inc., a Delaware corporation (“Delek US”), as its sole member, on April 24, 2012;
WHEREAS, Delek US, as the sole member of the Company, executed the Limited Liability Company Agreement of Delek Logistics GP, LLC, dated as of April 24, 2012 (the “Original LLC Agreement”), and the First Amended and Restated Limited Liability Company Agreement of Delek Logistics GP, LLC, dated as of November 7, 2012 (the “A&R LLC Agreement”);
WHEREAS, pursuant to a Contribution, Conveyance and Assumption Agreement, dated as of November 7, 2012, by and among Delek Logistics Partners, LP, the Company, Delek Logistics Operating, LLC, Delek Crude Logistics, LLC, Delek US, Delek Marketing & Supply, LLC, Delek Marketing & Supply, LP, Lion Oil Company and Delek Logistics Services (the “Contribution Agreement”), 100% of the membership interests in the Company were contributed by Delek US to Delek Logistics Services;
WHEREAS, (a) Delek US executed a First Amendment to the First Amended and Restated Limited Liability Company Agreement of Delek Logistics GP, LLC, dated as of November 7, 2012 (the A&R LLC Agreement, as so amended, the “First Amended and Restated LLC Agreement”), to reflect that, pursuant to the Contribution Agreement, Delek Logistics Services had become the sole member of the Company and (b) Delek Logistics Services executed an agreement, pursuant to Section 4.2(c) of the First Amended and Restated LLC Agreement, to be bound by the First Amended and Restated LLC Agreement;
WHEREAS, Delek Logistics Services, as the sole member of the Company, desires to admit the Management Member(s) as member(s) of the Company as of the date first set forth above; and
WHEREAS, Delek Logistics Services and the Management Members deem it advisable to amend and restate the First Amended and Restated LLC Agreement in its entirety as set forth herein.

NOW THEREFORE, for and in consideration of the premises, the covenants and agreements set forth herein and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, Delek Logistics Services and the Management Members hereby amend and restate the First Amended and Restated LLC Agreement in its entirety as follows:
ARTICLE I
DEFINITIONS
Section 1.1    Definitions.
(a)    As used in this Agreement, the following terms have the respective meanings set forth below or set forth in the Sections referred to below:
“Act” means the Delaware Limited Liability Company Act, 6 Del. C. § 18-101, et seq., as amended, supplemented or restated from time to time, and any successor to such statute.
“Adjusted Capital Account Balance” means with respect to any Member, the balance in such Member’s Capital Account as of the end of the relevant Allocation Year, after giving effect to the following adjustments:
(a)    credit to such Capital Account any amounts which such Member is obligated to restore, because of a promissory note to the Company or otherwise pursuant to Section 1.704-1(b)(2)(ii)(c) of the Treasury Regulations, or is deemed to be obligated to restore pursuant to the penultimate sentence in each of Sections 1.704-2(g)(1) and 1.704-2(i)(5) of the Treasury Regulations, after taking into account thereunder any changes during such year in “partnership minimum gain” (within the meaning of Section 1.704-2(b) of the Treasury Regulations) and in “partner nonrecourse debt minimum gain” (within the meaning of Section 1.704-2(i) of the Treasury Regulations); and
(b)    debit to such Capital Account the items described in Sections 1.704-1(b)(2)(ii)(d)(4), 1.704-1(b)(2)(ii)(d)(5) and 1.704-1(b)(2)(ii)(d)(6) of the Treasury Regulations.
This definition of Adjusted Capital Account Balance is intended to comply with the “alternative economic effect” test of Section 1.704-1(b)(2)(ii)(d) of the Treasury Regulations and shall be interpreted consistently therewith.
“Affiliate” means, with respect to any Person, any other Person that directly or indirectly through one or more intermediaries controls, is controlled by or is under common control with, the Person in question. As used herein, the term “control” means the possession, direct or indirect, of the power to direct or cause the direction of the management and policies of a Person, whether through ownership of voting securities, by contract or otherwise.
“Allocation Year” means (a) the period commencing on the date first set forth above and ending on December 31, 2013, (b) any subsequent 12-month period commencing on January 1 and ending on December 31 or (c) any portion of the period described in clauses (a) or (b) for which the Company is required to allocate Net Profits and Net Loss and other items of Company income, gain, loss or deduction pursuant to Article 10 hereof.
“Agreement” is defined in the introductory paragraph, as the same may be amended, modified, supplemented or restated from time to time.
“Approved Sale” is defined in Section 14.1(a).
“Assets” means the Company’s right, title and interest from time to time in all items of economic value owned or leased by the Company, including real property, equipment and other tangible personal property, and contracts, data and records, permits, licenses, certificates, orders, approvals, authorizations, grants, concessions, warrants, exemptions, variances and other intangible personal property.
“Audit Committee” is defined in Section 7.10(b).
“Audit Committee Independent Director” is defined in Section 7.10(b).
“Available Cash” means, with respect to any Quarter ending prior to a Dissolution Event,
(i)    the sum of all cash and cash equivalents of the Company on hand on the date of the determination of Available Cash for such Quarter, less
(ii)    the amount of any cash reserves that are established by the Board to (A) provide for the proper conduct of the business of the Company (including reserves for future capital expenditures and for anticipated future credit needs of the Company) subsequent to such Quarter and (B) comply with applicable law or any loan agreement, security agreement, mortgage, debt instrument or other agreement or obligation to which the Company is a party or by which it is bound or its assets are subject; provided, however, that disbursements made by the Company or cash reserves established, increased or reduced after the end of such Quarter, but on or before the date of determination of Available Cash with respect to such Quarter, shall be deemed to have been made, established, increased or reduced, for purposes of determining Available Cash, within such Quarter if the Board so determines.
Notwithstanding the foregoing, “Available Cash” with respect to the Quarter in which a Dissolution Event occurs and any subsequent Quarter shall equal zero.
“A&R LLC Agreement” is defined in the recitals.
“Bankruptcy” or “Bankrupt” means, with respect to any Person, that (a) such Person (i) makes a general assignment for the benefit of creditors; (ii) files a voluntary bankruptcy petition; (iii) becomes the subject of an order for relief or is declared insolvent in any federal or state bankruptcy or insolvency proceedings; (iv) files a petition or answer seeking for such Person a reorganization, arrangement, composition, readjustment, liquidation, dissolution, or similar relief under any applicable law; (v) files an answer or other pleading admitting or failing to contest the material allegations of a petition filed against such Person in a proceeding of the type described in subclauses (i) through (iv) of this clause (a); or (vi) seeks, consents to, or acquiesces in the appointment of a trustee, receiver, or liquidator of such Person or of all or any substantial part of such Person’s properties or (b) a proceeding seeking reorganization, arrangement, composition, readjustment, liquidation, dissolution, or similar relief under any applicable law has been commenced against such Person and 120 days have expired without dismissal thereof or with respect to which, without such Person’s consent or acquiescence, a trustee, receiver, or liquidator of such Person or of all or any substantial part of such Person’s properties has been appointed and 90 days have expired without the appointment having been vacated or stayed, or 90 days have expired after the date of expiration of a stay, if the appointment has not previously been vacated. The foregoing definition of “Bankruptcy” is intended to replace and shall supersede and replace the definition of “Bankruptcy” set forth in the Act.
“Board” is defined in Section 7.1(c).
“Business Day” means Monday through Friday of each week, except that a legal holiday recognized as such by the government of the United States of America or the State of Tennessee shall not be regarded as a Business Day.
“Capital Account” means, with respect to any Member, an account that is maintained for such Member and which, as of any given date, has a balance calculated as follows:
(i)    the aggregate amount of cash that has been contributed to the capital of the Company as of such date by or on behalf of such Member; plus
(ii)    the Gross Asset Value of any property other than cash that has been contributed to the capital of the Company as of such date by such Member and the amount of liabilities assumed by any such Member under Section 752 of the Code and the Treasury Regulations or which are secured by any Assets distributed to such Member; plus
(iii)    the aggregate amount of the Net Profits that has been allocated to such Member as of such date pursuant to the provisions of Section 10.1 and any items of income or gain which are specially allocated to such Member pursuant to Section 10.2 or other positive adjustments required by the Treasury Regulations and which have not been previously taken into account in determining such Member’s Capital Account; minus
(iv)    the aggregate amount of the Net Losses that have been allocated to such Member as of such date pursuant to Section 10.1 and the amount of any item of expense, deduction or loss which is specially allocated to such Member pursuant to Section 10.2 or other negative adjustments required by the Treasury Regulations and which have not been previously taken into account in determining such Member’s Capital Account; and minus

(v)    the aggregate amount of cash and the Gross Asset Value of all Assets that has been distributed to or on behalf of such Member and the amount of any liabilities of such Member assumed by the Company under Section 752 of the Code and the Treasury Regulations or which are secured by any property contributed by such Member to the Company, and any other negative adjustments required by the Treasury Regulations and which have not been previously taken into account in determining such Member’s Capital Account.
“Capital Contribution” means, with respect to any Member, the amount of money and the net agreed value of any property (other than money) contributed to the Company by such Member. Any reference in this Agreement to the Capital Contribution of a Member shall include any Capital Contribution of its predecessors in interest.
“Cause” has the meaning ascribed to such term in the relevant employment agreement between the Management Member and the Company or one of its Affiliates or, if none, shall mean a Management Member’s: (a) fraud, gross negligence or willful misconduct involving the Company or its Affiliates, (b) conviction of, or plea of nolo contendere to, a felony or crime involving moral turpitude or (c) deliberate and continual refusal to perform his duties as an officer of Delek US or its Affiliates in any material respect on substantially a full-time basis or to act in accordance with any specific and lawful instruction of the Board of Directors of Delek US, in the case of the chief executive officer of Delek US, or his supervisor, in the case of any other officers or employees of Delek US, provided that such Management Member has been given written notice of such conduct and such conduct is not cured within 30 days thereafter.
“Code” means the Internal Revenue Code of 1986, as amended from time to time.
“Commission” means the United States Securities and Exchange Commission.
“Common Units” is defined in the Partnership Agreement.
“Company” is defined in the introductory paragraph.
“Conflicts Committee” is defined in the Partnership Agreement.
“Conflicts Committee Independent Director” means a Director who meets the standards set forth in the definition of “Conflicts Committee” in the Partnership Agreement.
“Contribution Agreement” is defined in the recitals.
“Delaware Certificate” is defined in Section 2.1.
“Delek Logistics Services” is defined in the introductory paragraph.
“Delek US” is defined in the recitals.
“Depreciation” means, for each Allocation Year or other period, an amount equal to the depreciation, amortization, or other cost recovery deduction allowable with respect to an

Asset for such year or other period, except that if the Gross Asset Value of an Asset differs from its adjusted basis for federal income tax purposes at the beginning of such year or other period, except as required by Section 1.704-3(d) of the Treasury Regulations, Depreciation shall be an amount which bears the same ratio to such beginning Gross Asset Value as the federal income tax depreciation, amortization, or other cost recovery deduction for such year or other period bears to such beginning adjusted tax basis; provided, however, that if the federal income tax depreciation, amortization, or other cost recovery deduction for such year is zero, Depreciation shall be determined with reference to such beginning Gross Asset Value using any reasonable method selected by the Tax Member. Notwithstanding the foregoing, if the Company uses the remedial method pursuant to Section 1.704-3(d) of the Treasury Regulations with respect to one or more of the Company’s Assets, Depreciation with respect to such Assets shall not be determined in accordance with the preceding sentence of this definition, but shall instead be determined in a manner consistent with tax capital accounting principles and consistent with the treatment of such assets under the remedial method, as determined by the Tax Member in consultation with the Company’s tax advisors.
“Derivatives” means, with respect to any Membership Interest, derivative securities whose value or other economic features is based on the value or such other economic features of such Membership Interest.
“Director” or “Directors” means a member or members of the Board.
“Dissolution Event” is defined in Section 12.1(a).
“Exchange Transaction” means a merger (other than a merger of the Partnership in which the holders of Units (as defined in the Partnership Agreement) immediately prior to the merger have the same proportionate ownership of Units in the surviving entity immediately after the merger), consolidation, acquisition or disposition of property or stock, separation, reorganization (other than a mere reincorporation or the creation of a holding company), liquidation of the Partnership or any other similar transaction or event so designated by the Board in its sole discretion, as a result of which the unitholders of the Partnership receive cash, stock or other property in exchange for or in connection with their Units.
“First Amended and Restated LLC Agreement” is defined in the recitals.
“Gross Asset Value” means with respect to any Asset, the Asset’s adjusted basis for federal income tax purposes, except as follows:
(a)    the initial Gross Asset Value of any non-cash Asset contributed by a Member to the Company shall be the gross fair market value of such Asset on the date of contribution, as mutually agreed by the Members;
(b)    the Gross Asset Values of all Assets shall be adjusted to equal their respective gross fair market values (taking into account Section 7701(g) of the Code), as reasonably determined by the Tax Member at each of the following times:

(i)    the acquisition of an additional Membership Interest in the Company by any new or existing Member in connection with a contribution of cash or property other than a de minimis amount (within the meaning of Section 1.704-1(b)(2)(iv)(f) of the Treasury Regulations);
(ii)    the distribution by the Company to a Member of more than a de minimis amount of property as consideration for a Membership Interest in the Company (within the meaning of Section 1.704-1(b)(2)(iv)(f) of the Treasury Regulations);
(iii)    the grant of a Membership Interest in the Company (other than a de minimis Membership Interest) as consideration for the provision of services to or for the benefit of the Company by any new or existing Member (within the meaning of Section 1.704-1(b)(2)(iv)(f) of the Treasury Regulations); and
(iv)    the liquidation of the Company within the meaning of Section 1.704-1(b)(2)(ii)(g) of the Treasury Regulations;
provided, however, that the adjustments pursuant to clauses (i), (ii) and (iii) above shall be made only if the Tax Member reasonably determines that such adjustments are necessary or appropriate to reflect the relative economic interests of the Members in the Company;
(c)    the Gross Asset Value of any non-cash Asset distributed to any Member shall be the gross fair market value of such non-cash Asset on the date of distribution as reasonably determined by the Tax Member;
(d)    the Gross Asset Values of Assets shall be increased (or decreased) to reflect any adjustments to the adjusted basis of such Assets pursuant to Sections 734(b) or 743(b) of the Code, but only to the extent that such adjustments are taken into account in determining the Capital Accounts pursuant to Section 1.704-1(b)(2)(iv)(m) of the Treasury Regulations, and subsection (g) under the definition of Net Profits and Net Losses below; provided, however, that Gross Asset Values shall not be adjusted pursuant to this subsection to the extent that the Tax Member reasonably determines that an adjustment pursuant to subsection (b) of this definition is necessary or appropriate in connection with a transaction that would otherwise result in an adjustment pursuant to this subsection; and
(e)    if the Gross Asset Value of an Asset has been determined or adjusted pursuant to clause (a), (b) or (d) of this definition, such Gross Asset Value shall thereafter be adjusted by the Depreciation taken into account with respect to such asset for purposes of computing Net Profits and Net Losses.
“Group Member” is defined in the Partnership Agreement.
“Indemnitee” is defined in Section 9.1(a).
“Limited Partner” and “Limited Partners” are defined in the Partnership Agreement.

“Management Member” and “Management Members” are defined in the introductory paragraph.
“Majority Interest” means Membership Interests in the Company entitled to more than 50% of the Sharing Ratios.
“Member” means each of Delek Logistics Services and the Management Members and includes any Person hereafter admitted to the Company as a member as provided in this Agreement, each in its capacity as a member of the Company, but such term does not include any Person who has ceased to be a member of the Company.
“Membership Interest” means, with respect to any Member, that Member’s limited liability company interests in the Company, including its share of the income, gain, loss, deduction and credits of, and the right to receive distributions from, the Company.
“Merger Agreement” is defined in Section 13.1.
“Net Profits” or “Net Losses” means, for any Allocation Year, an amount equal to the Company’s taxable income or taxable loss for such Allocation Year, as determined under Section 703(a) of the Code (including all items required to be separately stated under Section 703(a)(1) of the Code) and Section 1.703-1 of the Treasury Regulations, but with the following adjustments:
(a)    any tax-exempt income, as described in Section 705(a)(1)(B) of the Code, realized by the Company and not otherwise taken into account in this subsection shall be added to such taxable income or taxable loss;
(b)    any expenditures of the Company described in Section 705(a)(2)(B) of the Code for such Allocation Year or treated as being so described in Section 1.704-1(b)(2)(iv)(i) of the Treasury Regulations and not otherwise taken into account in this subsection shall be subtracted from such taxable income or taxable loss;
(c)    in the event the Gross Asset Value of any Asset is adjusted pursuant to clauses (b) or (c) of the definition of “Gross Asset Value,” the amount of such adjustment shall be taken into account as gain or loss from the disposition of such asset for purposes of computing Net Profit or Net Loss;
(d)    any item of income, gain, loss or deduction that is required to be specially allocated to a Member under this Agreement, including Section 10.2 and 10.3 shall not be taken into account in computing such taxable income or taxable loss;
(e)    the amount of any gain or loss required to be recognized by the Company during such Allocation Year by reason of a sale or other disposition of any Asset, shall be computed as if the Company’s adjusted basis in such Asset for income tax purposes were equal to the Gross Asset Value of the Asset disposed of, notwithstanding that the adjusted tax basis of such Asset differs from its Gross Asset Value;

(f)    in lieu of depreciation, amortization, and other cost recovery deductions taken into account in computing such taxable income or loss, there shall be taken into account Depreciation for the Allocation Year or other applicable period; and
(g)    to the extent an adjustment to the adjusted tax basis of any Asset pursuant to Section 734(b) or Section 743(b) of the Code is required pursuant to Section 1.704-1(b)(2)(iv)(m) of the Treasury Regulations to be taken into account in determining Capital Accounts, the amount of such adjustment shall be treated as an item of gain (if the adjustment increases the basis of the asset) or loss (if the adjustment decreases the basis of the asset) from the disposition of the Asset and shall be taken into account for purposes of computing such taxable income or taxable loss.
The amounts of the items of Company income, gain, loss, or deduction available to be specially allocated pursuant to Section 10.2 shall be determined by applying rules analogous to those set forth in subparagraphs (a) through (g) above. If the Company’s taxable income or taxable loss for such Allocation Year, as adjusted in the manner provided above in clauses (a) through (g) above, is (i) a positive amount, such amount shall be the Net Profits for such Allocation Year or (ii) a negative amount, such amount shall be the Net Losses for such Allocation Year.
“Notices” is defined in Section 15.2.
“Original LLC Agreement” is defined in the Recitals.
“Partnership” means Delek Logistics Partners, LP, a Delaware limited partnership.
“Partnership Agreement” means the First Amended and Restated Agreement of Limited Partnership of the Partnership, dated as of November 7, 2012, as it may be further amended, supplemented or restated from time to time.
“Partnership Group” is defined in the Partnership Agreement.
“Permitted Transfer” is defined in Section 4.2(b).
“Permitted Transferee” is defined in Section 4.2(b).
“Person” means an individual or a corporation, firm, limited liability company, partnership, joint venture, trust, unincorporated organization, association, government agency or political subdivision thereof or other entity.
“Plan of Conversion” is defined in Section 13.1.
“Quarter” means, unless the context requires otherwise, a fiscal quarter of the Company, or, with respect to the first fiscal quarter of the Company after the date of this Agreement, the portion of such fiscal quarter commencing after such date.
“Regulatory Allocations” has the meaning set forth in Section 10.3.

“Remaining Members” is defined in Section 14.2(a).
“Repurchase Fair Market Value” means with respect to a particular Management Member’s Membership Interest, the fair market value as determined by the Board as of the date of such Management Member’s termination of employment with the Company or its Affiliates, determined pursuant to the procedures set forth below. The Board shall, within 90 days after the occurrence of a Trigger Event, provide the Management Member, the Management Member’s legal representative or guardian, or the executor of the Management Member’s estate (as applicable, the “Management Representative”), with written notice of its determination of the Repurchase Fair Market Value of the Membership Interest that is subject to the put or call pursuant to Section 14.3. The Management Representative shall have the right to dispute in writing the Board’s determination of the Repurchase Fair Market Value within 30 days following receipt of the Board’s determination (the “Notice Period”). If the Company has not received written notice of such a dispute within the Notice Period, the Repurchase Fair Market Value as determined by the Board shall be deemed to be the final Repurchase Fair Market Value. If the Company has received written notice of such a dispute within the Notice Period, then the Company and the Management Representative shall, for an additional 30 days following the Company’s receipt of such written notice of dispute (such additional 30-day period, the “Resolution Period”), attempt in good faith to reach agreement on the Repurchase Fair Market Value. If no resolution of this dispute is reached within the Resolution Period, the Board’s determination of the Repurchase Fair Market Value shall be submitted for review and final determination by an independent valuation firm (the “Independent Valuation Firm”) jointly selected by the Company and such Management Representative. In the event that such parties are unable to reach agreement with respect to such Independent Valuation Firm within five days following the conclusion of the Resolution Period, each of the Company and such Management Representative shall promptly (and in any event within five days therefrom) select a valuation firm, and the two valuation firms so selected shall, as promptly as possible (and in any event within 10 days therefrom), jointly select a third Independent Valuation Firm. The Independent Valuation Firm shall review all relevant data, including any necessary books and records of the Company, to determine the changes to the Repurchase Fair Market Value calculation, if any, necessary to resolve only the disputed items or amounts. The determination by the Independent Valuation Firm shall be made as promptly as practical, but in no event later than 30 days after its engagement, and shall be final and binding. If the final Repurchase Fair Market Value as determined by the Independent Valuation Firm is 10% or more lower than the Repurchase Fair Market Value as determined by the Board, the costs of the Independent Valuation Firm shall be borne by the Management Representative. If the final Repurchase Fair Market Value as determined by the Independent Valuation Firm is 10% or more higher than the Repurchase Fair Market Value as determined by the Board, the costs of the Independent Valuation Firm shall be borne by the Company. If the final Repurchase Fair Market Value as determined by the Independent Valuation Firm is any other amount, the costs of the Independent Valuation Firm shall be borne 50% by the Company and 50% by the Management Representative.
“Section 704(c) Asset” has the meaning set forth in Section 10.4(b).
“Securities Act” means the Securities Act of 1933, as amended.

“Seller” is defined in Section 14.2(a).
“Seller’s Notice” is defined in Section 14.2(b).
“Sharing Ratio” means, subject in each case to adjustments in accordance with this Agreement or in connection with Transfer of Membership Interests, (a) in the case of a Member executing this Agreement as of the date of this Agreement or a Person acquiring such Member’s Membership Interest, the percentage specified for that Member as its Sharing Ratio on Exhibit A and (b) in the case of Membership Interests issued pursuant to Section 3.1, the Sharing Ratio established pursuant thereto; provided, however, that the total of all Sharing Ratios shall always equal 100%.
“Subsidiary” is defined in the Partnership Agreement.
“Surviving Business Entity” is defined in Section 13.1.
“Tag-Along Notice” is defined in Section 14.2(b).
“Tag-Along Transferee” is defined in Section 14.2(b).
“Tax Member” is defined in Section 10.6(a).
“Transfer” means any sale, pledge, assignment, encumbrance or other transfer or disposition of any Membership Interests or portion thereof to any other Person, whether directly, voluntarily, involuntarily, by operation of law, pursuant to a merger, reorganization, consolidation, judicial process or otherwise, and without limiting the generality of the foregoing, shall include any interspousal transfer incident to a dissolution of marriage, and the terms “Transferee,” “Transferor,” “Transferring,” and “Transferred” shall have correlative meanings.
“Treasury Regulations” means the regulations (including temporary regulations) promulgated by the United States Department of the Treasury pursuant to and in respect of provisions of the Code. All references herein to sections of the Treasury Regulations shall include any corresponding provision or provisions of succeeding, similar or substitute, temporary or final Treasury Regulations.
“Trigger Event” means an event giving rise to a call under Section 14.3(b) or a put right under Section 14.3(c) with respect to a Management Member’s Membership Interest.
“Withdraw,” “Withdrawing” or “Withdrawal” means the resignation of a Member from the Company as a Member. Such terms shall not include any Transfers of Membership Interests (which are governed by Article IV), even though the Member making a Transfer may cease to be a Member as a result of such Transfer.
(b)    Other terms defined herein have the meanings so given them.
Section 1.2    Construction. Unless the context requires otherwise: (a) any pronoun used in this Agreement shall include the corresponding masculine, feminine or neuter forms, and the singular form of nouns, pronouns and verbs shall include the plural and vice versa; (b) references to Articles and Sections refer to Articles and Sections of this Agreement; (c) the terms “include,” “includes,” “including” or words of like import shall be deemed to be followed by the words “without limitation”; and (d) the terms “hereof,” “herein” or “hereunder” refer to this Agreement as a whole and not to any particular provision of this Agreement. The table of contents and headings contained in this Agreement are for reference purposes only, and shall not affect in any way the meaning or interpretation of this Agreement.
ARTICLE II
ORGANIZATION
Section 2.1    Formation. The Company was formed as a Delaware limited liability company by the filing of a Certificate of Formation (the “Delaware Certificate”) on April 24, 2012 with the Secretary of State of the State of Delaware under and pursuant to the Act and by the entering into of the Original LLC Agreement.
Section 2.2    Name. The name of the Company is “Delek Logistics GP, LLC” and all Company business must be conducted in that name or such other names that comply with applicable law as the Board or the Members may select.
Section 2.3    Registered Office; Registered Agent; Principal Office; Other Offices. The registered office of the Company required by the Act to be maintained in the State of Delaware shall be the office of the initial registered agent for service of process named in the Delaware Certificate or such other office (which need not be a place of business of the Company) as the Board may designate in the manner provided by applicable law. The registered agent for service of process of the Company in the State of Delaware shall be the initial registered agent for service of process named in the Delaware Certificate or such other Person or Persons as the Board may designate in the manner provided by applicable law. The principal office of the Company in the United States shall be at such a place as the Board may from time to time designate, which need not be in the State of Delaware, and the Company shall maintain records there. The Company may have such other offices as the Board of Directors may designate.
Section 2.4    Purposes and Powers. The purpose of the Company is to own, acquire, hold, sell, transfer, assign, dispose of or otherwise deal with partnership interests in, and act as the general partner of, the Partnership as described in the Partnership Agreement and to engage in any lawful business or activity ancillary or related thereto. The Company shall possess and may exercise all the powers and privileges granted by the Act, by any other law or by this Agreement, together with any powers incidental thereto, including such powers and privileges as are necessary or appropriate to the conduct, promotion or attainment of the business, purposes or activities of the Company.
Section 2.5    Term. The term of the Company commenced upon the filing of the Delaware Certificate on April 24, 2012 in accordance with the Act and shall continue in existence until the dissolution of the Company in accordance with the provisions of Section 12.3. The existence of the Company as a separate legal entity shall continue until the cancellation of the Delaware Certificate as provided in the Act.

Section 2.6    No State Law Partnership. The Members intend that the Company shall not be a partnership (whether general, limited or other) or joint venture, and that no Member shall be a partner or joint venturer with any other Member, for any purposes other than (if the Company has more than one Member) federal and state income tax purposes, and this Agreement may not be construed or interpreted to the contrary.
ARTICLE III
MEMBERSHIP
Section 3.1    Membership Interests; Additional Members. The Members of the Company and their respective Sharing Ratios are reflected in Exhibit A attached hereto. Additional Persons may be admitted to the Company as Members, and Membership Interests may be issued, on such terms and conditions as the existing Members, voting as a single class, may determine at the time of admission. The terms of admission or issuance must specify the Sharing Ratios applicable thereto and may provide for the creation of different classes or groups of Members or Membership Interests having different (including senior) rights, powers and duties. The Members may reflect the creation of any new class or group in an amendment to this Agreement, indicating the different rights, powers and duties, and such an amendment shall be approved and executed by the Members in accordance with the terms of this Agreement. Any such admission shall be effective only after such new Member has executed and delivered to the Members and the Company an instrument containing the notice address of the new Member, the new Member’s ratification of this Agreement and agreement to be bound by it.
Section 3.2    Access to Information. Each Member shall be entitled to receive any information that it may request concerning the Company; provided, however, that this Section 3.2 shall not obligate the Company to create any information that does not already exist at the time of such request (other than to convert existing information from one medium to another, such as providing a printout of information that is stored in a computer database). Each Member shall also have the right, upon reasonable notice, and at all reasonable times during usual business hours to inspect the properties of the Company and to audit, examine and make copies of the books of account and other records of the Company. Such right may be exercised through any agent or employee of such Member designated in writing by it or by an independent public accountant, engineer, attorney or other consultant so designated. All costs and expenses incurred in any inspection, examination or audit made on such Member’s behalf shall be borne by such Member.
Section 3.3    Liability. Except as otherwise provided by the Act, no Member shall be liable for the debts, obligations or liabilities of the Company solely by reason of being a member of the Company. The Company and the Members agree that the rights, duties and obligations of the Members in their capacities as members of the Company are only as set forth in this Agreement and as otherwise arise under the Act. Furthermore, the Members agree that, to the fullest extent permitted by applicable law, the existence of any rights of a Member, or the exercise or forbearance from exercise of any such rights, shall not create any duties or obligations of the Member in its capacity as a member of the Company, nor shall such rights be construed to enlarge or otherwise to alter in any manner the duties and obligations of such Member.
Section 3.4    Withdrawal. A Member does not have the right or power to Withdraw.

Section 3.5    Meetings. A meeting of the Members may be called at any time at the request of any Member.
Section 3.6    Action by Members; Written Consent. Except as otherwise required by applicable law or otherwise provided in this Agreement, all decisions of the Members shall require the affirmative vote of the Members owning a majority of Sharing Ratios present at a meeting at which a quorum is present in accordance with Section 3.8. To the extent permitted by applicable law, the Members may act without a meeting and without notice so long as the number of Members who own the percentage of Sharing Ratios that would be required to take such action at a duly held meeting shall have executed a written consent with respect to any such action taken in lieu of a meeting.
Section 3.7    Conference Telephone Meetings. Any Member may participate in a meeting of the Members by means of conference telephone or similar communications equipment or by such other means by which all Persons participating in the meeting can hear each other, and such participation in a meeting shall constitute presence in person at such meeting.
Section 3.8    Quorum. The Members owning a majority of Sharing Ratios, present in person or participating in accordance with Section 3.7, shall constitute a quorum for the transaction of business; provided, however, that, if at any meeting of the Members there shall be less than a quorum present, a majority of the Members present may adjourn the meeting from time to time without further notice. The Members present at a duly organized meeting may continue to transact business until adjournment, notwithstanding the withdrawal of enough Members to leave less than a quorum.
ARTICLE IV
ADMISSION OF MEMBERS; TRANSFERS OF MEMBERSHIP INTERESTS
Section 4.1    General.
(a)    Restrictions on Transfer. No Member shall Transfer its Membership Interest without the approval of Members representing a Majority Interest other than a Transfer to a Permitted Transferee and otherwise in accordance with the terms and conditions of this Article IV and Article XIV and the other provisions of this Agreement. The Members agree that the restrictions in this Article IV and Article XIV are fair and reasonable and in the best interests of the Company.
(b)    Void Transfers. Any Transfer or attempted Transfer of any Membership Interest or Derivatives in violation of any provision of this Agreement shall be null and void, and the Company shall not record such Transfer on its books or treat any purported Transferee of such Membership Interest as the owner thereof for any purpose.
(c)    Transfer Mechanics. In connection with any proposed Transfer of Membership Interests, including a Transfer to a Permitted Transferee, the holder of the Membership Interest proposed to be Transferred shall deliver to the Company (if required by the Board) at least five days (and no more than 60 days) prior to any such Transfer an opinion of counsel reasonably acceptable to the Company to the effect that such proposed Transfer may be effected in compliance with the Securities Act; provided that no such opinions shall be necessary in connection with the Transfer by Delek Logistics Services of Membership Interests to any of its Permitted Transferees. In addition, if the holder of the Membership Interest proposed to be Transferred delivers to the Company an opinion of counsel reasonably acceptable to the Company to the effect that no subsequent Transfer of such Membership Interest shall require registration under the Securities Act, the Company shall promptly upon consummation of such Transfer deliver to such holder new certificates (if any) for such Membership Interest that do not bear the legend set forth in Section 4.3. If the Company is not required to deliver new certificates for such Membership Interest (if certificates were previously issued for such Membership Interest) not bearing such legend, the holder thereof shall not consummate a Transfer of the same until the prospective Transferee has confirmed to the Company in writing its agreement to be bound by the conditions contained herein, as provided in Section 4.4(c).
(d)    Survival of Restrictions. Each such Transferee shall not be deemed to be a Member until such Transferee has been admitted as a Member pursuant to the provisions of Section 4.4.
Section 4.2    Permitted Transfers. For purposes of this Agreement, a “Permitted Transfer” shall mean:
(a)    a Transfer by any Member or Permitted Transferee pursuant to Article XIV of this Agreement;
(b)    a Transfer by any Member or Permitted Transferee to any Permitted Transferee. As used herein, “Permitted Transferee” shall mean:
(i)    in the case of Delek Logistics Services or its Permitted Transferees, (A) Delek US, (B) any direct or indirect wholly owned subsidiary of Delek US and (C) any Affiliate of Delek Logistics Services;
(ii)    in the case of any Member or Permitted Transferee who is a natural person, such Member’s or Permitted Transferee’s spouse or children or grandchildren (in each case, natural or adopted), any trust for the exclusive benefit of such Member or Permitted Transferee or such Member’s or Permitted Transferee’s spouse or children or grandchildren (in each case, natural or adopted), or any corporation or partnership in which the direct and beneficial owner of all of the equity interest is such individual Member or Permitted Transferee or such Member’s or Permitted Transferee’s spouse or children or grandchildren (in each case, natural or adopted) (or any trust for the exclusive benefit of such persons);
(iii)    in the case of any Member or Permitted Transferee who is, in each case, a natural person, the heirs, executors, administrators or personal representatives upon the death of such Member or Permitted Transferee or upon the incompetency or disability of such Member or Permitted Transferee for purposes of the protection and management of such Member’s or Permitted Transferee’s assets;

(iv)    in the case of any Member or Permitted Transferee that is a trust, the grantor of such trust, any beneficiary of such trust who is a spouse or child or grandchild (in each case, natural or adopted) of the grantor of such trust, or any corporation, partnership, limited liability company, trust or other entity in which all direct and beneficial ownership interests are owned by the grantor of such trust, the spouse of the grantor of such trust or one or more children or grandchildren (in each case, natural or adopted) of the grantor of such trust; or
(v)    in the case of any Member or Permitted Transferee who is not a natural person, any Affiliate of such Member or Permitted Transferee.
(c)    Notwithstanding the provisions of this Section 4.2, a Member may not make a Transfer of Membership Interests to a Permitted Transferee if such Transfer has as a purpose the avoidance of or is otherwise undertaken in contemplation of avoiding the restrictions on Transfers in this Agreement (it being understood that the purpose of this Section 4.2(c) is to prohibit the Transfer of Membership Interests to a Permitted Transferee followed by a change in the relationship between the transferor and the Permitted Transferee (or a change of control of such transferor or Permitted Transferee) after the Transfer with the result and effect that the transferor has indirectly made a Transfer of a Membership Interest by using a Permitted Transferee, which Transfer would not have been directly permitted under this Section 4.2 had such change in such relationship occurred prior to such Transfer.
Section 4.3    Legend. The Membership Interests have not been registered under the Securities Act and, therefore, in addition to the other restrictions on Transfer contained in this Agreement, cannot be sold unless subsequently registered under the Securities Act or an exemption from such registration is then available. To the extent such Membership Interests have been certificated, each certificate (if any) evidencing Membership Interests and each certificate issued in exchange for or upon the Transfer of any Membership Interests shall be stamped or otherwise imprinted with a legend in substantially the following form:
“THE SECURITIES REPRESENTED BY THIS CERTIFICATE WERE ORIGINALLY ISSUED ON [INSERT DATE] AND HAVE NOT BEEN REGISTERED UNDER THE SECURITIES ACT OF 1933, AS AMENDED (THE “ACT”). THE SECURITIES REPRESENTED BY THIS CERTIFICATE MAY NOT BE SOLD OR TRANSFERRED IN THE ABSENCE OF AN EFFECTIVE REGISTRATION STATEMENT UNDER THE ACT OR IN THE ABSENCE OF AN EXEMPTION FROM REGISTRATION THEREUNDER. THE SECURITIES REPRESENTED BY THIS CERTIFICATE ARE ALSO SUBJECT TO ADDITIONAL RESTRICTIONS ON TRANSFER SPECIFIED IN THE SECOND AMENDED AND RESTATED LIMITED LIABILITY COMPANY AGREEMENT, DATED AS OF MARCH 10, 2013, AS AMENDED AND MODIFIED FROM TIME TO TIME. THE COMPANY RESERVES THE RIGHT TO REFUSE THE TRANSFER OF SUCH SECURITIES UNTIL SUCH CONDITIONS HAVE BEEN FULFILLED WITH RESPECT TO SUCH TRANSFER. A COPY OF SUCH CONDITIONS SHALL BE FURNISHED BY THE COMPANY TO THE HOLDER HEREOF UPON WRITTEN REQUEST AND WITHOUT CHARGE.”

The Company shall imprint such legend on certificates (if any) evidencing Membership Interests. The legend set forth above shall be removed from the certificates (if any) evidencing any Membership Interests which cease to be Membership Interests in accordance with the definition thereof. Notwithstanding the foregoing, to the extent the Membership Interests are not certificated, this Agreement will contain a legend in substantially the form stated above.
Section 4.4    Requirements Applicable to All Transfers and Admissions. Any Transfer of Membership Interests and any admission of an Transferee as a Member shall also be subject to the following requirements, and such Transfer (and admission, if applicable) shall not be effective unless such requirements are complied with:
(a)    Payment of Expenses. The Transferring Member and its Transferee shall pay, or reimburse the Company for, all reasonable costs and expenses incurred by the Company in connection with the Transfer and admission of the Transferee as a Member.
(b)    No Release. No Transfer of Membership Interests shall effect a release of the Transferring Member from any liabilities to the Company or the other Members arising from events occurring prior to the Transfer, except as otherwise may be provided in any instrument or agreement pursuant to which a Transfer of Membership Interests is effected.
(c)    Agreement to be Bound. The Transferee shall execute a counterpart to this Agreement or other instrument by which such Transferee agrees to be bound by this Agreement.
ARTICLE V
CAPITAL CONTRIBUTIONS
Section 5.1    Initial Capital Contributions. At the time of the formation of the Company, Delek US, as the initial or organizational member of the Company, made a Capital Contribution of $1,000. On November 7, 2012, pursuant to the Contribution Agreement, Delek US made certain contributions to the Company and transferred its Membership Interest to Delek Logistics Services.
Section 5.2    Additional Capital Contributions. The Members shall not be obligated to make additional Capital Contributions to the Company.
Section 5.3    Loans. If the Company does not have sufficient cash to pay its obligations, any Member(s) that may agree to do so may advance all or part of the needed funds to or on behalf of the Company. Any advance described in this Section 5.3 will constitute a loan from the Member to the Company, will bear interest at a lawful rate determined by the Members from the date of the advance until the date of payment and will not be a Capital Contribution.
Section 5.4    Fully Paid and Non-Assessable Nature of Membership Interests. All Membership Interests issued pursuant to, and in accordance with, the requirements of this Article V shall be fully paid and non-assessable Membership Interests, except as such non-assessability may be affected by Sections 18-303, 18-607 and 18-804 of the Act.

ARTICLE VI
DISTRIBUTIONS
Section 6.1    Distributions.
(a)    Except as otherwise provided in this Section 6.1, within fifty (50) days following the end of each Quarter commencing with the Quarter ending on March 31, 2013, an amount equal to 100% of Available Cash with respect to such Quarter shall be distributed in accordance with this Article VI to all Members simultaneously in proportion to their respective Sharing Ratios (at the time the amounts of such distributions are determined); provided, however, that any loans from Members pursuant to Section 5.3 shall be repaid prior to any distributions to Members pursuant to this Section 6.1.
(b)    Notwithstanding Section 6.1(a), with respect to any distribution a portion of which would otherwise be made pursuant to Section 6.1(a) with respect to any portion of a Management Member’s Membership Interest that has not yet vested, the Company will not make that portion of such distribution to such unvested Membership Interest. However, the preceding sentence shall not apply to the portion of such distribution equal to the Board’s good faith estimate of the income taxes, if any, that such Management Member will incur with respect to allocations of net taxable income to such Management Member pursuant to Section 10.4 with respect to such unvested Membership Interest for the period to which the distribution relates, determined without duplication.
(c)    If a Membership Interest with respect to which distributions are not made by reason of Section 6.1(b) subsequently becomes vested, the Company will preferentially distribute to the holder of such Membership Interest at the time of vesting, an amount equal to the amounts previously not distributed to such holder by reason of Section 6.1(b).
Section 6.2    Limitations on Distributions. Notwithstanding any provision to the contrary contained in this Agreement, the Company shall not make a distribution to any Member on account of its interest in the Company if such distribution would violate the Act or other applicable law.
ARTICLE VII
MANAGEMENT
Section 7.1    Management by Board of Directors.
(d)    The management of the Company is fully reserved to the Members, and the Company shall not have “managers” as that term is used in the Act. The powers of the Company shall be exercised by or under the authority of, and the business and affairs of the Company shall be managed under the direction of, the Members, who, except as expressly provided otherwise in this Agreement, shall make all decisions and take all actions for the Company.
(e)    The Members shall have the power and authority to delegate to one or more other persons the Members’ rights and power to manage and control the business and affairs, or any portion thereof, of the Company, including to delegate to agents, officers and employees of a Member or the Company, and to delegate by a management agreement with or otherwise to other Persons.
(f)    Except to the extent specifically reserved to the Members hereunder, the Members hereby delegate to the Board of Directors of the Company (the “Board”), to the fullest extent permitted under this Agreement and Delaware law, all power and authority related to the Company’s management of the business and affairs of the Partnership.
Section 7.2    Number; Qualification; Tenure.
(a)    The number of Directors constituting the Board shall be at least three and no more than nine, and may be fixed from time to time pursuant to a resolution adopted by Members representing a Majority Interest. A Director need not be a Member. Each Director shall be elected or approved by Members representing a Majority Interest at an annual meeting of the Members and shall serve as a Director of the Company for a term of one year (or their earlier death or removal from office) or until their successors are duly elected and qualified.
(b)    The Directors of the Company in office at the date of this Agreement are set forth on Exhibit B hereto.
Section 7.3    Regular Meetings. Regular meetings of the Board shall be held at such time and place as shall be designated from time to time by resolution of the Board. Notice of such regular meetings shall not be required.
Section 7.4    Special Meetings. A special meeting of the Board may be called at any time at the request of (a) the Chairman of the Board or (b) a majority of the Directors then in office.
Section 7.5    Notice. Written notice of all special meetings of the Board must be given to all Directors at least two Business Days prior to any special meeting of the Board. All notices and other communications to be given to Directors shall be sufficiently given for all purposes hereunder if in writing and delivered by hand, courier or overnight delivery service or three days after being mailed by certified or registered mail, return receipt requested, with appropriate postage prepaid, or when received in the form of an e-mail or facsimile, and shall be directed to the address, e-mail address or facsimile number as such Director shall designate by notice to the Company. Neither the business to be transacted at, nor the purpose of, any regular or special meeting of the Board need be specified in the notice of such meeting, except for amendments to this Agreement, as provided herein. A meeting may be held at any time without notice if all the Directors are present or if those not present waive notice of the meeting either before or after such meeting.
Section 7.6    Action by Consent of Board. To the extent permitted by applicable law, the Board, or any committee of the Board, may act without a meeting so long as a majority of the members of the Board or committee shall have executed a written consent with respect to any action taken in lieu of a meeting.
Section 7.7    Conference Telephone Meetings. Directors or members of any committee of the Board may participate in a meeting of the Board or such committee by means of conference telephone or similar communications equipment or by such other means by which all persons participating in the meeting can hear each other, and such participation in a meeting shall constitute presence in person at such meeting.
Section 7.8    Quorum and Action. A majority of all Directors, present in person or participating in accordance with Section 7.7, shall constitute a quorum for the transaction of business, but if at any meeting of the Board there shall be less than a quorum present, a majority of the Directors present may adjourn the meeting from time to time without further notice. Except as otherwise required by applicable law, all decisions of the Board shall require the affirmative vote of at least a majority of the Directors at any meeting at which a quorum is present.
Section 7.9    Vacancies; Increases in the Number of Directors. Vacancies and newly created directorships resulting from any increase in the number of Directors shall be filled by the appointment of individuals approved by Members representing a Majority Interest. Any Director so appointed shall hold office until the next annual election and until his successor shall be duly elected and qualified, unless sooner displaced.
Section 7.10    Committees.
(a)    The Board may establish committees of the Board and may delegate any of its responsibilities to such committees, except as prohibited by applicable law.
(b)    The Board shall have an audit committee (the “Audit Committee”) comprised of Directors who meet the independence standards required of directors who serve on an audit committee of a board of directors established by the Securities Exchange Act of 1934, as amended, and the rules and regulations of the Commission thereunder and by the New York Stock Exchange or any national securities exchange on which the Common Units are listed (each, an “Audit Committee Independent Director”). The Audit Committee shall establish a written audit committee charter in accordance with the rules and regulations of the Commission and the New York Stock Exchange or any national securities exchange on which the Common Units are listed from time to time, in each case as amended from time to time. Each member of the Audit Committee shall satisfy the rules and regulations of the Commission and the New York Stock Exchange or any national securities exchange on which the Common Units are listed from time to time, in each case as amended from time to time, pertaining to qualification for service on an audit committee.
(c)    The Board may, from time to time, establish a Conflicts Committee. The Conflicts Committee shall be composed of at least two Conflicts Committee Independent Directors. The Conflicts Committee shall function in the manner described in the Partnership Agreement. Notwithstanding any duty otherwise existing at law or in equity, any matter approved by the Conflicts Committee in accordance with the provisions, and subject to the limitations, of the Partnership Agreement, shall not be deemed to be a breach of any duties owed by the Board or any Director to the Company or the Members.
(d)    A majority of any committee, present in person or participating in accordance with Section 7.7, shall constitute a quorum for the transaction of business of such committee. Except as otherwise required by law or the Partnership Agreement, all decisions of a committee shall require the affirmative vote of at least a majority of the committee members at any meeting at which a quorum is present.
(e)    A majority of any committee may determine its action and fix the time and place of its meetings unless the Board shall otherwise provide. Notice of such meetings shall be given to each member of the committee in the manner provided for in Section 7.5. The Board shall have power at any time to fill vacancies in, to change the membership of, or to dissolve any such committee.
Section 7.11    Removal. Any Director or the entire Board may be removed at any time, with or without cause, by the Members representing a Majority Interest.
Section 7.12    Compensation of Directors. Except as expressly provided in any written agreement between the Company and a Director or by resolution of the Board, no Director shall receive any compensation from the Company for services provided to the Company in its capacity as a Director, except that each Director shall be compensated for attendance at Board meetings at rates of compensation as from time to time established by the Board or a committee thereof; provided, however, that Directors who are also employees of the Company or any Affiliate thereof shall receive no compensation for their services as Directors or committee members. In addition, the Directors who are not employees of the Company or any Affiliate thereof shall be entitled to be reimbursed for out-of-pocket costs and expenses incurred in connection with attending meetings of the Board or committees thereof.
Section 7.13    Responsibility and Authority of the Board.
(a)    General. Except as otherwise provided in this Agreement, the relative authority, duties and functions of the Board, on the one hand, and the officers of the Company, on the other hand, shall be identical to the relative authority, duties and functions of the board of directors and officers, respectively, of a corporation organized under the General Corporation Law of the State of Delaware. The officers shall be vested with such powers and duties as are set forth in Section 8.1 hereof and as are specified by the Board from time to time. Accordingly, except as otherwise specifically provided in this Agreement, the day-to-day activities of the Company shall be conducted on the Company’s behalf by the officers who shall be agents of the Company. In addition to the powers and authorities expressly conferred on the Board by this Agreement, the Board may exercise all such powers of the Company and do all such acts and things as are not restricted by this Agreement, the Partnership Agreement, the Act or applicable law. Notwithstanding any duty otherwise existing at law or in equity, any matter approved by the Board in accordance with the provisions, and subject to the limitations, of the Partnership Agreement, shall not be deemed to be a breach of any duties owed by the Board or any Director to the Company or the Members.
(b)    Member Consent Required for Extraordinary Matters. Notwithstanding anything herein to the contrary, the Board will not take any action without approval of the Members representing a Majority Interest with respect to an extraordinary matter that would have, or would reasonably be expected to have, a material effect, directly or indirectly, on the Members’ interests in the Company. The type of extraordinary matter referred to in the prior sentence which requires approval of the Members representing a Majority Interest shall include, but not be limited to, the following: (i) commencement of any action relating to bankruptcy, insolvency, reorganization or relief of debtors by the Company, the Partnership or a material Subsidiary thereof; (ii) a merger, consolidation, recapitalization or similar transaction involving the Company, the Partnership or a material Subsidiary thereof; (iii) a sale, exchange or other transfer not in the ordinary course of business of a substantial portion of the assets of the Partnership or a material Subsidiary of the Partnership, viewed on a consolidated basis, in one or a series of related transactions; (iv) the issuance or repurchase of any equity interests in the Company, (v) a dissolution or liquidation of the Company or the Partnership; and (vi) a material amendment of the Partnership Agreement. An extraordinary matter will be deemed approved by the Members representing a Majority Interest if the Board receives a written, facsimile or electronic instruction evidencing such approval from Members representing a Majority Interest. To the fullest extent permitted by law, a Director, acting as such, shall have no duty, responsibility or liability to the Members with respect to any action by the Board approved by Members representing a Majority Interest.
(c)    Member-Managed Decisions. Notwithstanding anything herein to the contrary, the Members shall have exclusive authority over the internal business and affairs of the Company that do not relate to management of the Partnership and its Subsidiaries. For illustrative purposes, the internal business and affairs of the Company where the Members shall have exclusive authority include (i) the amount and timing of distributions paid by the Company, (ii) the prosecution, settlement or management of any claim made directly against the Company and not involving or relating to the Partnership Group, (iii) the decision to sell, convey, transfer or pledge any asset of the Company, (iv) the decision to amend, modify or waive any rights relating to the assets of the Company and (v) the decision to enter into any agreement to incur an obligation of the Company other than an agreement entered into for and on behalf of the Partnership for which the Company is liable exclusively by virtue of the Company’s capacity as general partner of the Partnership or of any of its Affiliates.
In addition, the Members delegate the authority to the Board, except as such delegation may be hereafter revoked or restricted by resolution adopted by the Members representing a Majority Interest and subject to Section 7.13(b), to cause the Company to exercise the rights of the Company as general partner of the Partnership (or those exercisable after the Company ceases to be the general partner of the Partnership) where (a) the Company makes a determination or takes or declines to take any other action in its individual capacity under the Partnership Agreement or (b) where the Partnership Agreement permits the Company to make a determination or take or decline to take any other action in its sole discretion.
Section 7.14    Other Business of Members, Directors and Affiliates.
(a)    Existing Business Ventures. Each Member, each Director and their respective Affiliates may engage in or possess an interest in other business ventures of any nature or description, independently or with others, similar or dissimilar to the business of the Company or the Partnership, and the Company, the Partnership, the Directors and the Members shall have no rights by virtue of this Agreement in and to such independent ventures or the income or profits derived therefrom, and the pursuit of any such venture, even if competitive with the business of the Company or the Partnership, shall not be deemed wrongful or improper.

(b)    Business Opportunities. None of the Members, any Director or any of their respective Affiliates who acquires knowledge of a potential transaction, agreement, arrangement or other matter that may be an opportunity for the Company, shall have any duty to communicate or offer such opportunity to the Company or the Partnership, and such Persons shall not be liable to the Company or any Member for breach of any duty by reason of the fact that such Person pursues or acquires for itself, directs such opportunity to another Person or does not communicate such opportunity or information to the Company; provided such Member, Director or any of their Affiliates do not engage in such business or activity using confidential or proprietary information provided by or on behalf of the Company to such Persons.
(c)    Nothing in this Section 7.14 shall be construed to limit the duties of any Management Member to the Company or the Partnership except in such Management Member’s capacity as a Member, including any duties arising out of such Management Member’s status as a director, officer or employee of Delek US or any of its Affiliates, including the Company.
Section 7.15    Reliance by Third Parties. Notwithstanding anything to the contrary in this Agreement, any Person dealing with the Company shall be entitled to assume that any officer of the Company authorized by the Board to act on behalf of and in the name of the Company has full power and authority to encumber, sell or otherwise use in any manner any and all assets of the Company and to enter into any authorized contracts on behalf of the Company, and such Person shall be entitled to deal with any such officer as if it were the Company’s sole party in interest, both legally and beneficially. The Members hereby waive, to the fullest extent permitted by law, any and all defenses or other remedies that may be available against such Person to contest, negate or disaffirm any action of any such officer in connection with any such dealing. In no event shall any Person dealing with any such officer or its representatives be obligated to ascertain that the terms of this Agreement have been complied with or to inquire into the necessity or expedience of any act or action of any such officer or its representatives. Each and every certificate, document or other instrument executed on behalf of the Company by the officers shall be conclusive evidence in favor of any and every Person relying thereon or claiming thereunder that (a) at the time of the execution and delivery of such certificate, document or instrument, this Agreement was in full force and effect, (b) the Person executing and delivering such certificate, document or instrument was duly authorized and empowered to do so for and on behalf of the Partnership and (c) such certificate, document or instrument was duly executed and delivered in accordance with the terms and provisions of this Agreement and is binding upon the Company.
ARTICLE VIII
OFFICERS
Section 8.1    Officers.
(c)    The Board shall elect one or more persons to be officers of the Company to assist in carrying out the Board’s decisions and the day-to-day activities of the Company in its capacity as the general partner of the Partnership. Officers are not “managers” as that term is used in the Act. Any individuals who are elected as officers of the Company shall serve at the pleasure of the Board and shall have such titles and the authority and duties specified in this Agreement or otherwise delegated to each of them, respectively, by the Board from time to time.

(d)    The officers of the Company may consist of a Chief Executive Officer, a President, one or more Vice Presidents, a Treasurer, a Secretary and such other officers as the Board from time to time may deem proper. The Chairman of the Board, if any, shall be chosen from among the Directors. All officers elected by the Board shall each have such powers and duties as generally pertain to their respective offices, subject to Section 7.13 and the specific provisions of this Article VIII. The Board may from time to time elect such other officers or appoint such agents as may be necessary or desirable for the conduct of the business of the Company as the general partner of the Partnership. Such other officers and agents shall have such duties and shall hold their offices for such terms as shall be provided in this Agreement or as may be prescribed by the Board, as the case may be from time to time.
Section 8.2    Election and Term of Office. The officers of the Company shall be elected from time to time by the Board. Each officer shall hold office until such person’s successor shall have been duly elected and qualified or until such person’s death or until he or she shall resign or be removed pursuant to Section 8.9.
Section 8.3    Chairman of the Board. The Chairman of the Board shall preside, if present, at all meetings of the Board and of the Limited Partners of the Partnership and shall perform such additional functions and duties as the Board may prescribe from time to time. The Directors also may elect a Vice Chairman of the Board to act in the place of the Chairman of the Board upon his or her absence or inability to act.
Section 8.4    Chief Executive Officer. The Chief Executive Officer, who may be the Chairman or Vice Chairman of the Board and/or the President, shall have general and active management authority over the business of the Company and shall see that all orders and resolutions of the Board are carried into effect. The Chief Executive Officer shall also perform all duties and have all powers incident to the office of Chief Executive Officer and perform such other duties and may exercise such other powers as may be assigned by this Agreement or prescribed by the Board from time to time.
Section 8.5    President. The President shall, subject to the control of the Board and the Chief Executive Officer, in general, supervise and control all of the business and affairs of the Company. The President shall perform all duties and have all powers incident to the office of President and perform such other duties and may exercise such other powers as may be delegated by the Chief Executive Officer or as may be prescribed by the Board from time to time.
Section 8.6    Vice Presidents. Any Executive Vice President, Senior Vice President and Vice President, in the order of seniority, unless otherwise determined by the Board, shall, in the absence or disability of the President, perform the duties and exercise the powers of the President. They shall also perform the usual and customary duties and have the powers that pertain to such office and generally assist the President by executing contracts and agreements and exercising such other powers and performing such other duties as are delegated to them by the Chief Executive Officer or President or as may be prescribed by the Board from time to time.
Section 8.7    Treasurer. The Treasurer shall keep or cause to be kept the books of account of the Company and shall render statements of the financial affairs of the Company in such form and as often as required by this Agreement, the Board or a President. The Treasurer, subject to the order of the Board, shall have the custody of all funds and securities of the Company. The Treasurer shall perform the usual and customary duties and have the powers that pertain to such office and exercise such other powers and perform such other duties as are delegated to him by the Chief Executive Officer or a President or as may be prescribed by the Board from time to time.
Section 8.8    Secretary. The Secretary shall keep or cause to be kept, in one or more books provided for that purpose, the minutes of all meetings of the Board, the committees of the Board and the Limited Partners. The Secretary shall see that all notices are duly given in accordance with the provisions of this Agreement and as required by applicable law; shall be custodian of the records and the seal of the Company (if any) and affix and attest the seal (if any) to all documents to be executed on behalf of the Company under its seal; and shall see that the books, reports, statements, certificates and other documents and records required by applicable law to be kept and filed are properly kept and filed; and in general, shall perform all duties and have all powers incident to the office of Secretary and perform such other duties and may exercise such other powers as may be delegated by the Chief Executive Officer or President or as may be prescribed by the Board from time to time.
Section 8.9    Removal. Any officer elected, or agent appointed, by the Board may be removed, with or without cause, by the affirmative vote of a majority of the Board whenever, in such majority’s judgment, the best interests of the Company would be served thereby. No officer shall have any contractual rights against the Company for compensation by virtue of such election beyond the date of the election of such person’s successor, such person’s death, such person’s resignation or such person’s removal, whichever event shall first occur, except as otherwise provided in an employment contract or under an employee deferred compensation plan.
Section 8.10    Vacancies. A newly created elected office and a vacancy in any elected office because of death, resignation or removal may be filled by the Board for the unexpired portion of the term at any meeting of the Board.
ARTICLE IX
INDEMNITY AND LIMITATION OF LIABILITY; DUTIES
Section 9.1    Indemnification.
(a)    To the fullest extent permitted by applicable law but subject to the limitations expressly provided in this Agreement, all Indemnitees shall be indemnified and held harmless by the Company from and against any and all losses, claims, damages, liabilities, joint or several, expenses (including legal fees and expenses), judgments, fines, penalties, interest, settlements or other amounts arising from any and all threatened, pending or completed claims, demands, actions, suits or proceedings, whether civil, criminal, administrative or investigative, and whether formal or informal and including appeals, in which any Indemnitee may be involved, or is threatened to be involved, as a party or otherwise, by reason of the capacity giving rise to its status as an Indemnitee and acting (or refraining to act) in such capacity on behalf of or for the benefit of the Company; provided, however, that the Indemnitee shall not be indemnified and held harmless pursuant to this Agreement if there has been a final and non-appealable judgment entered by a court of competent jurisdiction determining that, in respect of the matter for which the Indemnitee is seeking indemnification pursuant to this Agreement, the Indemnitee acted in bad faith or engaged in fraud, willful misconduct or, in the case of a criminal matter, acted with knowledge that the Indemnitee’s conduct was unlawful. Any indemnification pursuant to this Section 9.1 shall be made only out of the assets of the Company, it being agreed that no Member shall be personally liable for such indemnification and shall have no obligation to contribute or loan any monies or property to the Company to enable it to effectuate such indemnification. For purposes of this Agreement, “Indemnitee” means any of (i) the Members, (ii) any Person who is or was an Affiliate of the Company (other than any Group Member), (iii) any Person who is or was a manager, member, partner, director, officer, fiduciary or trustee of the Company or any Affiliate of the Company (other than any Group Member), (iv) any Person who is or was serving at the request of the Company or any Affiliate of the Company as an officer, director, member, manager, partner, fiduciary or trustee of another Person; provided, however, that a Person shall not be an Indemnitee by reason of providing, on a fee-for-services basis, trustee, fiduciary or custodial services, and (v) any Person the Board designates as an “Indemnitee” for purposes of this Agreement.
(b)    To the fullest extent permitted by applicable law, expenses (including legal fees and expenses) incurred by an Indemnitee who is indemnified pursuant to Section 9.1(a) in defending any claim, demand, action, suit or proceeding shall, from time to time, be advanced by the Company prior to a final and non-appealable judgment entered by a court of competent jurisdiction determining that, in respect of the matter for which the Indemnitee is seeking indemnification pursuant to this Section 9.1, the Indemnitee is not entitled to be indemnified upon receipt by the Company of any undertaking by or on behalf of the Indemnitee to repay such amount if it shall be ultimately determined that the Indemnitee is not entitled to be indemnified as authorized by this Section 9.1.
(c)    The indemnification provided by this Section 9.1 shall be in addition to any other rights to which an Indemnitee may be entitled under any agreement, as a matter of law, in equity or otherwise, both as to actions in the Indemnitee’s capacity as an Indemnitee and as to actions in any other capacity, and shall continue as to an Indemnitee who has ceased to serve in such capacity and shall inure to the benefit of the heirs, successors, assigns and administrators of the Indemnitee.
(d)    The Company may purchase and maintain (or reimburse its Affiliates for the cost of) insurance on behalf of the Indemnitees, the Company and its Affiliates and such other Persons as the Company shall determine, against any liability that may be asserted against or expense that may be incurred by such Person in connection with the Company’s activities or such Person’s activities on behalf of the Company, regardless of whether the Company would have the power to indemnify such Person against such liability under the provisions of this Agreement.
(e)    For purposes of this Section 9.1, the Company shall be deemed to have requested an Indemnitee to serve as fiduciary of an employee benefit plan whenever the performance by it of its duties to the Company also imposes duties on, or otherwise involves services by, it to the plan or participants or beneficiaries of the plan; excise taxes assessed on an Indemnitee with respect to an employee benefit plan pursuant to applicable law shall constitute “fines” within the meaning of this Section 9.1; and action taken or omitted by it with respect to any employee benefit plan in the performance of its duties for a purpose reasonably believed by it to be in the best interest of the participants and beneficiaries of the plan shall be deemed to be for a purpose that is in the best interests of the Company.
(f)    In no event may an Indemnitee subject the Members to personal liability by reason of the indemnification provisions set forth in this Agreement.
(g)    An Indemnitee shall not be denied indemnification in whole or in part under this Section 9.1 because the Indemnitee had an interest in the transaction with respect to which the indemnification applies if the transaction was otherwise permitted by the terms of this Agreement.
(h)    The provisions of this Section 9.1 are for the benefit of the Indemnitees and their heirs, successors, assigns, executors and administrators and shall not be deemed to create any rights for the benefit of any other Persons.
(i)    Any amendment, modification or repeal of this Section 9.1 or any provision hereof shall be prospective only and shall not in any way terminate, reduce or impair the right of any past, present or future Indemnitee to be indemnified by the Company, nor the obligations of the Company to indemnify any such Indemnitee under and in accordance with the provisions of this Section 9.1 as in effect immediately prior to such amendment, modification or repeal with respect to claims arising from or relating to matters occurring, in whole or in part, prior to such amendment, modification or repeal, regardless of when such claims may arise or be asserted.
(j)    TO THE FULLEST EXTENT PERMITTED BY APPLICABLE LAW, AND SUBJECT TO SECTION 9.1(a), THE PROVISIONS OF THE INDEMNIFICATION PROVIDED IN THIS SECTION 9.1 ARE INTENDED BY THE PARTIES TO APPLY EVEN IF SUCH PROVISIONS HAVE THE EFFECT OF EXCULPATING THE INDEMNITEE FROM LEGAL RESPONSIBILITY FOR THE CONSEQUENCES OF SUCH PERSON’S NEGLIGENCE, FAULT OR OTHER CONDUCT.
Section 9.2    Liability of Indemnitees.
(a)    Notwithstanding anything to the contrary set forth in this Agreement or the Partnership Agreement, no Indemnitee shall be liable for monetary damages to the Company, the Partnership, the Members or any other Person bound by this Agreement, for losses sustained or liabilities incurred as a result of any act or omission of an Indemnitee unless there has been a final and non-appealable judgment entered by a court of competent jurisdiction determining that, in respect of the matter in question, the Indemnitee acted in bad faith or engaged in fraud, willful misconduct or, in the case of a criminal matter, acted with knowledge that the Indemnitee’s conduct was criminal.
(b)    The Board and any committee thereof may exercise any of the powers granted to it by this Agreement and perform any of the duties imposed upon it hereunder either directly or by or through the Company’s officers or agents, and neither the Board nor any committee thereof shall be responsible for any misconduct or negligence on the part of any such officer or agent appointed by the Board or any committee thereof in good faith.
(c)    To the extent that, at law or in equity, an Indemnitee has duties (including fiduciary duties) and liabilities relating thereto to the Company or to the Members, the Members and any other Indemnitee acting in connection with the Company’s business or affairs shall not be liable to the Company or to any Member for its good faith reliance on the provisions of this Agreement, and the provisions of this Agreement, to the extent that they restrict, eliminate or otherwise modify the duties and liabilities, including fiduciary duties, of the Members or any other Indemnitee otherwise existing at law or in equity, are agreed by the Members to replace such other duties and liabilities of the Members and such other Indemnitee.
(d)    Any amendment, modification or repeal of this Section 9.2 or any provision hereof shall be prospective only and shall not in any way affect the limitations on the liability of the Indemnitees under this Section 9.2 as in effect immediately prior to such amendment, modification or repeal with respect to claims arising from or relating to matters occurring, in whole or in part, prior to such amendment, modification or repeal, regardless of when such claims may arise or be asserted.
Section 9.3    Duties.
(a)    Whenever a Member makes a determination or takes or declines to take any other action, or any of its Affiliates causes it to do so, in its capacity as a Member, whether under this Agreement or any other agreement contemplated hereby or otherwise, then such Member or its Affiliates causing it to do so shall be entitled, to the fullest extent permitted by law, to make such determination or to take or decline to take such other action free of any duty (including any fiduciary duty) or obligation whatsoever to the Company, any Member or Director, and the Member, or such Affiliates causing it to do so, shall not, to the fullest extent permitted by law, be required to act pursuant to any other standard imposed by this Agreement, any other agreement contemplated hereby or under the Act or any other law, rule or regulation or at equity, it being the intent of all Members that such Member or any such Affiliate, in its capacity as a Member, shall have the right to make such determination solely on the basis of its own interests.
(b)    Subject to, and as limited by the provisions of this Agreement, the officers of the Company, the Members and the Directors, in the performance of their duties as such, shall not, to the fullest extent permitted by the Act and other applicable law, owe any duties (including fiduciary duties) as an officer, Member or Director of the Company, notwithstanding anything to the contrary existing at law, in equity or otherwise; provided, however, that each officer of the Company, Member and Director shall act in accordance with the implied contractual covenant of good faith and fair dealing. Notwithstanding any duty otherwise existing at law or in equity, any matter approved by the Board in accordance with the provisions, and subject to the limitations, of the Partnership Agreement, shall not be deemed to be a breach of any duties owed by the Board or any Director to the Company or the Members.
(c)    The provisions of this Agreement, to the extent that they restrict, eliminate or otherwise modify the duties (including fiduciary duties) and liabilities of an officer of the

Company or a Member or Director otherwise existing at law, in equity or by operation of the preceding sentences, are agreed by the Company and the Members to replace such duties and liabilities of such officer, Member or Director. The Members (in their own names and in the name and on behalf of the Company), acknowledge, affirm and agree that (i) none of the Members would be willing to make an investment in the Company or enter into this Agreement, and no Director would be willing to so serve on the Board, in the absence of this Section 9.3, and (ii) they have reviewed and understand the provisions of Section 18-1101(b) and (c) of the Act.
(d)    Nothing in this Agreement is intended to or shall eliminate any implied contractual covenant of good faith and fair dealing, the requirement not to waste Company assets or otherwise relieve or discharge any Member from liability to the Company or the Members on account of any fraudulent or intentional misconduct of such Member.
ARTICLE X
ALLOCATIONS
Section 10.1    Allocations of Net Profits and Net Losses. For purposes of maintaining Capital Accounts, after giving effect to the special allocations set forth in Section 10.2 and subject to the special allocation in Section 10.3, Net Profits and Net Losses for any Allocation Year shall be allocated among the Members in accordance with their respective Sharing Ratios.
Section 10.2    Special Allocations. The following special allocations shall be made in the following order:
(e)    Minimum Gain Chargeback. To the extent required by Section 1.704-2(f) of the Treasury Regulations, if there is a net decrease in “partnership minimum gain” (within the meaning of Section 1.704-2(b)(2) of the Treasury Regulations) in an Allocation Year, then each Member shall be specially allocated items of income and gain (including gross income) arising during that Allocation Year (and if necessary subsequent Allocation Years), before any other allocation of Net Profits or Net Losses, equal to such Member’s share of the net decrease in partnership minimum gain. The items to be so allocated shall be determined in accordance with Sections 1.704-2(f)(6) and 1.704-2(j)(2) of the Treasury Regulations. This Section 10.2(a) is intended to comply with the minimum gain chargeback requirement in Section 1.704-2(f) of the Treasury Regulations and shall be interpreted consistently therewith.
(f)    Member Nonrecourse Debt Minimum Gain Chargeback. If there is a net decrease in “partner nonrecourse debt minimum gain” (within the meaning of Section 1.704-2(i)(4) of the Treasury Regulations) in any Allocation Year, then each Member who has a share of the “partner nonrecourse debt minimum gain” as of the beginning of the Allocation Year shall be specially allocated items of income and gain arising during that Allocation Year (and if necessary subsequent Allocation Years) to the extent required by Section 1.704-2(i)(4) of the Treasury Regulations. The items to be so allocated shall be determined in accordance with Sections 1.704-2(i)(4) and 1.704-2(j)(2) of the Treasury Regulations. A Member shall not be subject to this provision to the extent that an exception is provided by Section 1.704-2(i)(4) of the Treasury Regulations and any administrative guidance issued by the Internal Revenue Service with respect thereto. Any “partner nonrecourse debt minimum gain” allocated pursuant to this provision shall consist of first, gains recognized from the disposition of Assets subject to “partner nonrecourse debt” (within the meaning of Section 1.704-2(b)(4) of the Treasury Regulations), and, second, if necessary, a pro rata portion of the Company’s other items of income or gain (including gross income) for that Allocation Year (and if necessary subsequent Allocation Years). This Section 10.2(b) is intended to comply with the minimum gain chargeback requirement in Section 1.704-2(i)(4) of the Treasury Regulations and shall be interpreted consistently therewith.
(g)    Qualified Income Offset. In the event any Member unexpectedly receives any adjustments, allocations, or distributions described in Section 1.704-1(b)(2)(ii)(d)(4), Section 1.704-1(b)(2)(ii)(d)(5) or Section 1.704-1(b)(2)(ii)(d)(6) of the Treasury Regulations, which creates a negative Adjusted Capital Account Balance for its Capital Account, then items of Company income and gain (consisting of a pro rata portion of each item of Company income, including gross income, and gain for such year and, if necessary, for subsequent years) from Business conducted by the Company shall be specially allocated to such Member in an amount and manner sufficient to eliminate, to the extent required by the Treasury Regulations, the negative Adjusted Capital Account Balance so created as quickly as possible, provided that an allocation pursuant to this Section 10.2(c) shall be made if and only to the extent that such Member would have a negative Adjusted Capital Account Balance after all other allocations provided for in this Article 10 have been tentatively made as if this Section 10.2(c) were not in the Agreement. It is the intent that this Section 10.2(c) be interpreted to comply with the alternate test for economic effect set forth in Section 1.704-1(b)(2)(ii)(d) of the Treasury Regulations.
(h)    Nonrecourse Deductions. If there are any “nonrecourse deductions” (within the meaning of Sections 1.704-2(b)(1) and 1.704-2(c) of the Treasury Regulations) in an Allocation Year, then each Member shall be allocated its Sharing Ratio share of such nonrecourse deductions.
(i)    Member Nonrecourse Deductions. If there are any “partner nonrecourse deductions” (within the meaning of Section 1.704-2(i)(1) of the Treasury Regulations) in an Allocation Year, then such deductions will be allocated to the Member who bears the economic risk of loss for the “partner nonrecourse liability” (within the meaning of Section 1.704-2(b)(4) of the Treasury Regulations) to which the deductions are attributable.
(j)    Gross Income Allocation. In the event any Member has a negative Adjusted Capital Account Balance at the end of any Allocation Year, such Member will be specially allocated items of Company income and gain in the amount of such excess as quickly as possible; provided, however, an allocation under this Section 10.2(f) will be made only if and to the extent such Member would have a negative Adjusted Capital Account Balance in excess of such sum after all allocations provided for in this Section 10.2 have been made as if Section 10.2(c) and this Section 10.2(f) were not in this Agreement.
Section 10.3    Curative Allocations. The allocations (the “Regulatory Allocations”) set forth in Section 10.2 are intended to comply with certain requirements of Sections 1.704-1(b) and 1.704-2(b) of the Treasury Regulations. Notwithstanding any other provisions of this Agreement other than the Regulatory Allocations, the Regulatory Allocations shall be taken into account in allocating Net Profits or Net Losses or other items of income, gain, loss and deduction among the Members so that, to the extent possible, the net amount of such allocations of other items and the

Regulatory Allocations to each Member shall be equal to the net amount that would have been allocated to such Member if the Regulatory Allocations had not been part of this Agreement. The Tax Member shall determine, with respect to each Allocation Year, how to apply the provisions of this Section 10.3 in whatever manner is likely to minimize the economic distortions that might otherwise result from the Regulatory Allocations.
Section 10.4    Tax Allocations.
(a)    Except as provided in this Section 10.4, each item of income, gain, loss and deduction of the Company for federal income tax purposes shall be allocated among the Members in the same manner as the corresponding items are allocated under Sections 10.1, 10.2 and 10.3.
(b)    When the Gross Asset Value of a Company asset is different from its adjusted tax basis for income tax purposes, then, solely for federal, state and local income tax purposes, income, gain, loss, deduction and credit with respect to such asset, (each, a “Section 704(c) Asset”) will be allocated among the Members to take this difference into account in accordance with the principles of Section 704(c) of the Code, as set forth herein and in the Treasury Regulations thereunder and under Section 704(b) of the Code. Except to the extent otherwise required by final Treasury Regulations, the calculation and allocations eliminating the differences between Gross Asset Value and adjusted tax basis of any other Section 704(c) Assets will be made pursuant to the “remedial allocation method” set forth in Treasury Regulations Section 1.704-3(d).
Section 10.5    Tax Treatment of the Company. It is the intent of the Members that the Company be treated as a partnership for U.S. federal income tax purposes. Neither the Company nor any Member shall make an election to be excluded from the application of the provisions of subchapter K of chapter 1 of subtitle A of the Code or any similar provisions of applicable state Law or to be classified as an association pursuant to Section 301.7701-3 of the Treasury Regulations.
Section 10.6    Tax Controversies.
(a)    The “tax matters partner” (the “Tax Member”) of the Company pursuant to Section 6231(a)(7) of the Code shall be Delek Logistics Services. The Tax Member shall take such action as may be necessary to cause to the extent possible each other Member to become a “notice partner” within the meaning of Section 6223 of the Code. The Tax Member shall inform each other Member of all significant matters that may come to his attention in his capacity as Tax Member by giving notice thereof on or before the tenth business day after becoming aware thereof and, within that time, shall forward to each other Member copies of all significant written communications he may receive in that capacity.
(b)    Any cost or expense incurred by the Tax Member in connection with its duties, including the preparation for or pursuance of administrative or judicial proceedings, shall be paid by the Company.
(c)    The Tax Member shall not bind any Member to a settlement agreement without obtaining the consent of such Member. Any Member that enters into a settlement agreement with respect to any Company item (within the meaning of Section 6231(a)(3) of the Code) shall notify the Tax Member and the other Members of such settlement agreement and its terms within 90 days from the date of the settlement.
(d)    No Member shall file a request pursuant to Section 6227 of the Code for an administrative adjustment of Company items for any Allocation Year without first notifying the Tax Member and the other Members. If the Members representing a Majority Interest consent to the requested adjustment, the Tax Member shall file the request for the administrative adjustment on behalf of the Members. If such consent is not obtained within 30 days from such notice, or within the period required to timely file the request for administrative adjustment, if shorter, any Member, including the Tax Member may file a request for administrative adjustment on his own behalf. Any Member intending to file a petition under Sections 6226, 6228 or other Section of the Code with respect to any item involving the Company shall notify the Tax Member and the other Members of such intention and the nature of the contemplated proceeding. In the case where the Tax Member is the Member intending to file such petition on behalf of the Company, such notice shall be given within a reasonable period of time to allow the other Members to participate in the choosing of the forum in which such petition will be filed.
(e)    If any Member intends to file a notice of inconsistent treatment under Section 6222(b) of the Code, such Member shall give reasonable notice under the circumstances to the Tax Member and the other Members of such intent and the manner in which the Member’s intended treatment of an item is (or may be) inconsistent with the treatment of that item by the other Members.
Section 10.7    Tax Returns and Elections.
(f)    The Tax Member shall prepare, or cause to be prepared, at the expense of the Company, for each Allocation Year (or part thereof), federal, state and local tax returns required to be filed with respect to the Company. Each Member shall furnish to the Company and the Tax Member all pertinent information in its possession relating to the Company’s operations that is necessary to enable the tax returns to be timely prepared and filed. Not less than 60 days prior to the due date (as extended) of the federal income tax return or any state income tax return with respect to the Company, the return proposed by the Tax Member to be filed by the Company shall be furnished to the Members for review and approval. In addition, not more than 10 days after the date on which the Company files its federal income tax return or any state income tax return, a copy of the return so filed, or finalized, shall be furnished to the Members.
(g)    The Company, at its expense, shall cause to be delivered to each Member within the time period provided by applicable Law an Internal Revenue Service Form K-1 or a good faith estimate of the amounts to be included on such Internal Revenue Service Form K-1 for such Member and such other information as shall be necessary (including a statement for that year of each Member’s share of Net Profits, Net Losses and other items allocated to such Member) for the preparation and timely filing by the Members of their federal, state and local income and other tax returns.
(h)    Upon request from any Member, the Tax Member shall deliver estimates of income and expense information at least 15 days prior to the date for an estimated tax payment required under Section 6655 of the Code for a U.S. corporation whose taxable year ends December 31.
(i)    The Tax Member shall make the following elections on the appropriate tax returns:
(i)    to make an election under Section 754 of the Code and the Treasury Regulations promulgated thereunder to adjust the bases of the Assets under Sections 734 and 743 of the Code;
(ii)    to elect to deduct the organizational expenses of the Company as permitted by Section 709(b) of the Code;
(iii)    to elect to deduct the start-up expenditures of the Company as permitted by Section 195(b) of the Code; and
(iv)    any other election the Tax Member may deem appropriate and in the best interest of the Company and the Members.
ARTICLE XI
BOOKS, RECORDS, REPORTS, AND BANK ACCOUNTS
Section 11.1    Maintenance of Books.
(k)    The Board shall keep or cause to be kept at the principal office of the Company or at such other location approved by the Board complete and accurate books and records of the Company, supporting documentation of the transactions with respect to the conduct of the Company’s business and minutes of the proceedings of the Board and any other books and records that are required to be maintained by applicable law.
(l)    The books of account of the Company shall be maintained on the basis of a fiscal year that is the calendar year and on an accrual basis in accordance with United States generally accepted accounting principles, consistently applied.
Section 11.2    Reports. The Board shall cause to be prepared and delivered to each Member such reports, forecasts, studies, budgets and other information as the Members may reasonably request from time to time.
Section 11.3    Bank Accounts. Funds of the Company shall be deposited in such banks or other depositories as shall be designated from time to time by the Board. All withdrawals from any such depository shall be made only as authorized by the Board and shall be made only by check, wire transfer, debit memorandum or other written instruction.
ARTICLE XII
DISSOLUTION, WINDING-UP, TERMINATION AND CONVERSION
Section 12.1    Dissolution.

(a)    The Company shall dissolve and its affairs shall be wound up on the first to occur of the following events (each a “Dissolution Event”):
(i)    the unanimous consent of the Members;
(ii)    entry of a decree of judicial dissolution of the Company under Section 18-802 of the Act; and
(iii)    at any time there are no Members of the Company, unless the Company is continued in accordance with the Act or this Agreement.
No other event shall cause a dissolution of the Company.
(b)    Upon the occurrence of any event that causes there to be no Members of the Company, to the fullest extent permitted by applicable law, the personal representative of the last remaining Member is hereby authorized to, and shall, within 90 days after the occurrence of the event that terminated the continued membership of such Member in the Company, agree in writing (i) to continue the Company and (ii) to the admission of the personal representative or its nominee or designee, as the case may be, as a substitute Member of the Company, effective as of the occurrence of the event that terminated the continued membership of such Member in the Company.
(c)    Notwithstanding any other provision of this Agreement, the Bankruptcy of a Member shall not cause such Member to cease to be a member of the Company and, upon the occurrence of such an event, the Company shall continue without dissolution.
Section 12.2    Winding-Up and Termination.
(c)    On the occurrence of a Dissolution Event, the Members shall act as, or alternatively appoint, a liquidator. The liquidator shall proceed diligently to wind up the affairs of the Company and make final distributions as provided herein and in the Act. The costs of winding up shall be borne as a Company expense. The steps to be accomplished by the liquidator are as follows:
(i)    as promptly as possible after dissolution and again after final winding up, the liquidator shall cause a proper accounting to be made by a recognized firm of certified public accountants of the Company’s assets, liabilities, and operations through the last day of the month in which the dissolution occurs or the final winding up is completed, as applicable;
(ii)    subject to the Act, the liquidator shall discharge from Company funds all of the debts, liabilities and obligations of the Company (including all expenses incurred in winding up or otherwise make adequate provision for payment and discharge thereof (including the establishment of a cash escrow fund for contingent, conditional and unmatured liabilities in such amount and for such term as the liquidator may reasonably determine)); and

(iii)    all remaining assets of the Company shall be distributed to the Members in accordance with Section 6.1.
(d)    The distribution of cash or property to a Member in accordance with the provisions of this Section 12.2 constitutes a complete return to the Member of its Capital Contributions and a complete distribution to the Member of its Membership Interest and all the Company’s property and constitutes a compromise to which all Members have consented pursuant to Section 18-502(b) of the Act. To the extent that a Member returns funds to the Company, such Member shall have no claim against any other Member for those funds.
(e)    If any Assets are be distributed in kind, such Assets shall be distributed to the Member(s) as tenants-in-common in the same proportions as such Member(s) would have been entitled to cash distributions if: (i) such Assets had been sold for cash by the Company at the fair market value of such Assets (taking the Gross Asset Value definition herein and Section 7701(g) of the Code into account) on the date of distribution; (ii) any unrealized income, gain, loss and deduction inherent in such property (that has not been reflected in the Capital Accounts previously) that would be realized by the Company from such sale were allocated among the Member(s) as Net Profits or Net Losses in accordance with this Article 10 and Section 12.2(d); and (iii) the cash proceeds were distributed to such Member(s) in accordance with Section 6.1. The Capital Accounts of such Member(s) shall be increased by the amount of any unrealized income or gain inherent in such property or decreased by the amount of any loss or deduction inherent in such property that would be allocable to them, and shall be reduced by the fair market value of the assets distributed to them under the preceding sentence. Notwithstanding the foregoing, the Members shall have the right to assign their interest to such in-kind distribution to any Person.
(f)    The Parties intend that the allocation provisions of this Agreement shall produce final Capital Account balances for the Members that are in the ratio of their respective Membership Interests. To the extent that the allocations required in this Agreement would fail to produce such final Capital Account balances, to the extent possible: (i) such allocation provisions shall be amended by the Tax Member with the consent of the other Members, if and to the extent necessary to produce such result; and (ii) items of income, gain, loss, or deduction for prior open Allocation Years shall be reallocated by the Tax Member among the Members to the extent it is not possible to achieve such result with allocations of income, gain, loss, or deduction for the current Allocation Year and future Allocation Years.
Section 12.3    Certificate of Cancellation. On completion of the winding up of the Company as provided herein and under the Act, the Members (or such other Person or Persons as the Act may require or permit) shall file a certificate of cancellation with the Secretary of State of the State of Delaware and take such other actions as may be necessary to terminate the existence of the Company. Upon the filing of such certificate of cancellation, the existence of the Company shall terminate, except as may be otherwise provided by the Act or by applicable law.

ARTICLE XIII
MERGER, CONSOLIDATION OR CONVERSION
Section 13.1    Authority. Subject to compliance with Section 7.13, the Company may merge or consolidate with one or more domestic corporations, limited liability companies, statutory trusts or associations, real estate investment trusts, common law trusts or unincorporated businesses, including a partnership (whether general or limited (including a limited liability partnership)), or convert into any such domestic entity, pursuant to a written agreement of merger or consolidation (“Merger Agreement”) or a written plan of conversion (“Plan of Conversion”), as the case may be, in accordance with this Article XIII. The surviving entity to any such merger, consolidation or conversion is referred to herein as the “Surviving Business Entity.”
Section 13.2    Procedure for Merger, Consolidation or Conversion.
(a)    The merger, consolidation or conversion of the Company pursuant to this Article XIII requires the prior approval of a majority of the Board and compliance with Section 13.3.
(b)    If the Board shall determine to consent to a merger or consolidation, the Board shall approve the Merger Agreement, which shall set forth:
(iv)    the names and jurisdictions of formation or organization of each of the business entities proposing to merge or consolidate;
(v)    the name and jurisdiction of formation or organization of the Surviving Business Entity that is to survive the proposed merger or consolidation;
(vi)    the terms and conditions of the proposed merger or consolidation;
(vii)    the manner and basis of exchanging or converting the equity securities of each constituent business entity for, or into, cash, property or interests, rights, securities or obligations of the Surviving Business Entity; and (A) if any general or limited partner interests, securities or rights of any constituent business entity are not to be exchanged or converted solely for, or into, cash, property or general or limited partner interests, rights, securities or obligations of the Surviving Business Entity, the cash, property or interests, rights, securities or obligations of any general or limited partnership, corporation, trust, limited liability company, unincorporated business or other entity (other than the Surviving Business Entity) which the holders of such general or limited partner interests, securities or rights are to receive in exchange for, or upon conversion of their interests, securities or rights, and (B) in the case of securities represented by certificates, upon the surrender of such certificates, which cash, property or general or limited partner interests, rights, securities or obligations of the Surviving Business Entity or any general or limited partnership, corporation, trust, limited liability company, unincorporated business or other entity (other than the Surviving Business Entity), or evidences thereof, are to be delivered;

(viii)    a statement of any changes in the constituent documents or the adoption of new constituent documents (the articles or certificate of incorporation, articles of trust, declaration of trust, certificate or agreement of limited partnership, certificate of formation, limited liability company agreement or other similar charter or governing document) of the Surviving Business Entity to be effected by such merger or consolidation;
(ix)    the effective time of the merger, which may be the date of the filing of the certificate of merger pursuant to Section 13.4 or a later date specified in or determinable in accordance with the Merger Agreement; provided, however, that if the effective time of the merger is to be later than the date of the filing of such certificate of merger, the effective time shall be fixed at a date or time certain at or prior to the time of the filing of such certificate of merger and stated therein; and
(x)    such other provisions with respect to the proposed merger or consolidation as are deemed necessary or appropriate by the Board.
(c)    If the Board shall determine to consent to a conversion of the Company, the Board shall approve and adopt a Plan of Conversion containing such terms and conditions that the Board of Directors determines to be necessary or appropriate.
Section 13.3    Approval by Members of Merger, Consolidation or Conversion.
(f)    The Board, upon its approval of the Merger Agreement or Plan of Conversion, as the case may be, shall direct that the Merger Agreement or the Plan of Conversion, as applicable, be submitted to a vote of the Members, whether at a meeting or by written consent. A copy or a summary of the Merger Agreement or the Plan of Conversion, as applicable, shall be included in or enclosed with the notice of a special meeting or the written consent.
(g)    The Merger Agreement or the Plan of Conversion, as applicable, shall be approved upon receiving the affirmative vote or consent of Members representing a Majority Interest.
(h)    After such approval by vote or consent of the Members, and at any time prior to the filing of the certificate of merger, consolidation or conversion pursuant to Section 13.4, the merger, consolidation or conversion may be abandoned pursuant to provisions therefor, if any, set forth in the Merger Agreement or the Plan of Conversion, as the case may be.
Section 13.4    Certificate of Merger, Consolidation or Conversion.
(j)    Upon the required approval by the Board and the Members of a Merger Agreement or a Plan of Conversion, as the case may be, a certificate of merger, consolidation or conversion, as applicable, shall be executed and filed with the Secretary of State of the State of Delaware in conformity with the requirements of the Act and shall have such effect as provided under the Act or other applicable law.

(k)    A merger, consolidation or conversion effected pursuant to this Article XIII shall not (i) to the fullest extent permitted by applicable law, be deemed to result in a transfer or assignment of assets or liabilities from one entity to another having occurred or (ii) require the Company (if it is not the Surviving Business Entity) to wind up its affairs, pay its liabilities or distribute its assets as required under Article XII of this Agreement or under the applicable provisions of the Act.
ARTICLE XIV
OTHER COVENANTS AND REPRESENTATIONS
Section 14.1    Approved Sales.
(d)    If the Members representing a Majority Interest approve the sale of the Company to a Person (whether by merger, consolidation, sale of all or substantially all of its assets or sale of all of the outstanding Membership Interests) (an “Approved Sale”), each Member and Permitted Transferee will consent to, vote for, and raise no objections against, and waive dissenters and appraisal rights (if any) with respect to, the Approved Sale, and if the Approved Sale is structured as a sale of Membership Interests, each Member and Permitted Transferee will agree to sell and will be permitted to sell all of such Member’s and Permitted Transferee’s Membership Interest on the terms and conditions approved by the Members representing a Majority Interest. Each Member and Permitted Transferee will take all necessary and desirable actions in connection with the consummation of an Approved Sale.
(e)    Each Member and Permitted Transferee shall, in connection with a sale of its Membership Interest pursuant to this Section 14.1, at the request of the Company and without further cost and expense to the Company, execute and deliver such other instruments of conveyance and transfer and take such other actions as may reasonably be requested in order to consummate the Approved Sale.
(f)    The obligations of each of the Members with respect to an Approved Sale are subject to the satisfaction of the conditions that: (i) upon the consummation of the Approved Sale all of the Members and Permitted Transferees will receive the consideration that such Member or Permitted Transferee would have received based on their respective Sharing Ratios if a distribution had then been made to the Members of the aggregate net proceeds from such Approved Sale in accordance with Article VI; and (ii) the terms of sale shall not include any indemnification, guaranty or similar undertaking of the Member (other than voluntary undertakings of Management Members in respect of continued employment) that (A) is not made or given pro rata with other Members on the basis of the share of the aggregate consideration to be received by each Member in the Approved Sale or (B) could result in liability to such Member that is in excess of the fair market value of the consideration to be received by such Member in the Approved Sale.
Section 14.2    Tag Along.
(i)    Subject to Section 14.2(c) no Member (each a “Seller”) shall Transfer any Membership Interest representing a Sharing Ratio of more than 50% in any transaction or series of related transactions unless all Remaining Members are offered an equal opportunity to participate in such transaction or transactions on a pro rata basis and on identical terms (including price and type of consideration paid) based on priority in a distribution as determined pursuant to Article VI. As used in this Section 14.2, “Remaining Members” shall mean the Members (other than the Sellers).
(j)    At least 15 days prior to any Transfer of any Membership Interest subject to these provisions, the Seller deliver notify each Remaining Member in writing of the proposed Transfer. Such notice (the “Seller’s Notice”) shall set forth: (i) the Sharing Ratio of the Membership Interest subject to the proposed Transfer; (ii) the name and address of the proposed transferee (the “Tag-Along Transferee”); and (iii) the proposed amount of consideration and terms and conditions of payment offered by such Tag-Along Transferee. A Remaining Member may exercise the tag-along right to Transfer, on the same terms and conditions as the Seller shall Transfer its Membership Interest, a pro rata portion of such Remaining Member’s Membership Interest, based on the respective Sharing Ratios of the Seller and such Remaining Member, by delivery of a written notice (the “Tag-Along Notice”) to the Seller within 15 days of the date the Seller delivered the Seller’s Notice. The offer of such Remaining Member contained in such Tag-Along Notice shall be irrevocable, and, to the extent such offer is accepted, such Remaining Member shall be bound and obligated to Transfer its Membership Interest on the terms and conditions set forth in the Seller’s Notice; provided, however, that if the Tag-Along Transferee is unwilling to purchase all of the Membership Interests proposed to be transferred by the Seller and such Remaining Member, then the Seller and such Remaining Member shall reduce, on a pro rata basis, based on their respective Sharing Ratios, the amount of such Membership Interests that each otherwise would have Transferred so as to permit the Seller and such Remaining Member to Transfer the amount of Membership Interests (determined in accordance with such Sharing Ratios) that the Tag-Along Transferee is willing to purchase; provided, further, that if the principal terms of the proposed Transfer change with the result that the consideration for the Remaining Member’s Membership Interest shall be less than 95% of the price for such Membership Interest set forth in the Tag Along Notice or the other principal terms shall be materially less favorable to the Seller and such Remaining Member than those set forth in the Seller’s Notice, such Remaining Member shall be permitted to withdraw the offer contained in his Tag Along Notice and shall be released from his obligations thereunder. If no Tag-Along Notice is received during the 15-day period referred to above, the Seller shall have the right for a 120-day period to effect the proposed Transfer of Membership Interests on terms and conditions no more favorable than those stated in the notice and in accordance with the provisions of this Section 14.2.
(k)    Notwithstanding anything herein to the contrary, a Seller may make any of the following Transfers without offering the Remaining Holders the opportunity to participate: (i) Transfers by a Seller to any Permitted Transferee, provided that the proposed Transferee agrees in writing to be bound by the provisions of this Agreement and (ii) Transfers pursuant to an Approved Sale.
(l)    Each Member acknowledges for itself and its Transferees that the Company and the other Members may grant in the future tag-along rights to other holders of Membership Interests and such holders will (i) have substantially the same opportunity to participate as provided to the parties hereto, and (ii) be included in the calculation of the pro rata basis upon which the Remaining Holders may participate in a sale.
(m)    The tag-along obligations of the Sellers and the rights of the Remaining Holders with respect thereto provided under this Section 14.2 shall terminate upon a public offering of the Membership Interests.
(n)    Each Remaining Holder that exercises its tag-along rights pursuant to this Section 14.2 shall, at the request of the Seller and without further cost and expense to the Seller, execute and deliver such other instruments of conveyance and transfer and take such other actions as may reasonably be requested in order to consummate the proposed Transfer of Membership Interests by Seller and the Remaining Holders which have exercised their tag-along rights pursuant to this Section 14.2.
Section 14.3    Management Investment.
(l)    General. A Management Member’s Membership Interest shall vest as provided in the award agreement between the Company and such Management Member with respect to such Membership Interest. Upon termination of a Management Member’s employment by the Company or its Affiliates for Cause, such Management Member shall automatically forfeit his entire Membership Interest, whether vested or unvested. Upon termination of a Management Member’s employment by the Company or its Affiliates for any reason, such Management Member shall automatically forfeit his unvested Membership Interest.
(m)    Re-Purchase Right of the Company.
(i)    General. Should any Management Member cease to be employed by the Company or its Affiliates for any reason, other than for Cause, including, without limitation, death or qualification for long-term disability benefits under a plan maintained by the Company or one of its Affiliates, or for no reason, the Company (or its designees) shall have the right to repurchase the vested Membership Interest held by such Management Member.
(ii)    Purchase Price. The purchase price for such Membership Interest shall be the Repurchase Fair Market Value of such Membership Interest.
(iii)    Re-Purchase Procedure. The time that a Management Member shall cease to be employed by the Company or any of its Affiliates, other than for Cause, shall constitute a Trigger Event. The Company (or its designees) shall have the right and option, exercisable at any time within 30 days after a final determination of the Repurchase Fair Market Value of the Membership Interest has been made, to purchase all such Management Member’s Membership Interest. Any exercise by the Company (or its designees) shall be effected by the giving of written notice to the Management Member in question by the Company, on its own behalf and/or on behalf of its designees, as the case may be, signed by an officer of the Company, prior to the end of the 30-day period (and such notice shall be effective when given).

Such notice shall indicate the purchase price for such Membership Interest and shall set forth a time and place of closing of the re-purchase option by the Company (or its designees), which closing shall be no earlier than 10 days and no later than 30 days after the date of such notice.
(n)    Put Right of the Management Member.
(i)    General. Should any Management Member cease to be employed by the Company or its Affiliates due to (A) an involuntary termination by the Company or an Affiliate other than for Cause or (B) termination as a result of death or qualification for long-term disability benefits under a plan maintained by the Company or one of its Affiliates, such Management Member shall have the right to require the Company to repurchase the vested Membership Interest held by such Management Member.
(ii)    Purchase Price. The purchase price for such Membership Interest shall be the Repurchase Fair Market Value of such Membership Interest.
(iii)    Re-Purchase Procedure. The time that a Management Member shall cease to be employed by the Company or any of its Affiliates under circumstances described in Section 14.3(c)(i), shall constitute a Trigger Event. The Management Member shall have the right and option, exercisable at any time within 30 days after a final determination of the Repurchase Fair Market Value of the Membership Interest has been made, to require the Company to purchase all such Management Member’s Membership Interest. Any exercise by such Management Member shall be effected by the giving of written notice to the Company, signed by such Management Member, prior to the end of the 30-day period (and such notice shall be effective when given). Such notice shall indicate the purchase price for such Membership Interest and shall set forth a time and place of closing of the put option by the Company (or its designees), which closing shall be no earlier than 10 days and no later than 30 days after the date of such notice.
(o)    Form of Consideration. The Company shall pay the purchase price for (i) any Membership Interest to be purchased pursuant to Section 14.3(b) or (ii) any Membership Interest to be purchased pursuant to Section 14.3(c)(i)(B) in cash. Except as provided in the immediately preceding sentence, the Company may pay the purchase price for any Membership Interest to be purchased pursuant to Section 14.3(c), at its sole option, in (x) cash or (y) by delivery of an unsecured subordinated promissory note, in an aggregate principal amount equal to the balance of such purchase price, that will:
(i)    be due and payable on the third anniversary of the date of issuance, or such longer period to be agreed between the Company and the Management Member (or the Permitted Transferees of such Management Member) to whom the note will be issued;

(ii)    accrue interest at a rate equal to the prime rate announced from time to time by UBS AG, Stamford Branch, plus two percent, that is payable in cash annually in arrears;
(iii)    not be entitled to the payment of any principal or interest until the payment in full of other notes, if any, that, prior to the issuance of such note, were issued to any Management Members in connection with a repurchase of such Management Members’ Membership Interests pursuant to this Section 14.3;
(iv)    subject to the preceding clause (iii), permit the Company the right, but not the obligation, to prepay without penalty, in whole or in part, at any time or from time to time, all outstanding obligations under such note; and
(v)    be subordinated to the satisfaction of the Company’s institutional lenders, if any.
ARTICLE XV
GENERAL PROVISIONS
Section 15.1    Offset. Whenever the Company is to pay any sum to any Member, any amounts that Member owes the Company may be deducted from that sum before payment.
Section 15.2    Notices. All notices, demands, requests, consents, approvals or other communications (collectively, “Notices”) required or permitted to be given hereunder or which are given with respect to this Agreement shall be in writing and shall be personally served, delivered by reputable air courier service with charges prepaid, or transmitted by hand delivery or facsimile, addressed as set forth below, or to such other address as such party shall have specified most recently by written notice. Notice shall be deemed given on the date of service or transmission if personally served or transmitted by facsimile. Notice otherwise sent as provided herein shall be deemed given upon delivery of such notice:
To the Company:

Delek Logistics GP, LLC
7102 Commerce Way
Brentwood, Tennessee 37027
Attn: General Counsel
Fax: (615) 435-1271

To Delek Logistics Services:

Delek Logistics Services Company
7102 Commerce Way
Brentwood, Tennessee 37027
Attn: General Counsel
Fax: (615) 435-1271

To the Management Members:

c/o Delek US Holdings, Inc.
7102 Commerce Way
Brentwood, Tennessee 37027
Attn: General Counsel
Fax: (615) 435-1271
Section 15.3    Entire Agreement; Superseding Effect. This Agreement constitutes the entire agreement of the Members relating to the Company and the transactions contemplated hereby, and supersedes all provisions and concepts contained in all prior contracts or agreements between the Members with respect to the Company, whether oral or written.
Section 15.4    Effect of Waiver or Consent. Except as otherwise provided in this Agreement, a waiver or consent, express or implied, to or of any breach or default by any Member in the performance by that Member of its obligations with respect to the Company is not a consent or waiver to or of any other breach or default in the performance by that Member of the same or any other obligations of that Member with respect to the Company. Except as otherwise provided in this Agreement, failure on the part of a Member to complain of any act of any Member or to declare any Member in default with respect to the Company, irrespective of how long that failure continues, does not constitute a waiver by that Member of its rights with respect to that default until the applicable statute-of-limitations period has run.
Section 15.5    Amendment or Restatement. This Agreement may be amended or restated only by a written instrument executed by all Members; provided, however, that, notwithstanding anything to the contrary contained in this Agreement, each Member agrees that the Board, without the approval of any Member, may amend any provision of the Delaware Certificate and this Agreement, and may authorize any officer to execute, swear to, acknowledge, deliver, file and record any such amendment and whatever documents may be required in connection therewith, to reflect any change that does not require consent or approval (or for which such consent or approval has been obtained) under this Agreement or does not materially adversely affect the rights of the Members.
Section 15.6    Binding Effect. Subject to the restrictions on Dispositions set forth in this Agreement, this Agreement is binding on and shall inure to the benefit of the Members and their respective successors and permitted assigns.
Section 15.7    Governing Law; Severability. THIS AGREEMENT IS GOVERNED BY AND SHALL BE CONSTRUED IN ACCORDANCE WITH THE LAW OF THE STATE OF DELAWARE, EXCLUDING ANY CONFLICT-OF-LAWS RULE OR PRINCIPLE THAT MIGHT REFER THE GOVERNANCE OR THE CONSTRUCTION OF THIS AGREEMENT TO THE LAW OF ANOTHER JURISDICTION. In the event of a direct conflict between the provisions of this Agreement and (a) any mandatory, non-waivable provision of the Act, such provision of the Act shall control. If any provision of the Act may be varied or superseded in a limited liability company agreement (or otherwise by agreement of the members or managers of a limited liability company), such provision shall be deemed superseded and waived in its entirety if this Agreement contains a provision addressing the same issue or subject matter. If any provision of this Agreement or the application thereof to any Member or circumstance is held invalid or unenforceable to any extent, (x) the remainder of this Agreement and the application of that provision to other Members or circumstances is not affected thereby, and (y) the Members shall negotiate in good faith to replace that provision with a new provision that is valid and enforceable and that puts the Members in substantially the same economic, business and legal position as they would have been in if the original provision had been valid and enforceable.
Section 15.8    Venue. Any and all claims, suits, actions or proceedings arising out of, in connection with or relating in any way to this Agreement shall be exclusively brought in the Court of Chancery of the State of Delaware. Each party hereto unconditionally and irrevocably submits to the exclusive jurisdiction of the Court of Chancery of the State of Delaware with respect to any such claim, suit, action or proceeding and waives any objection that such party may have to the laying of venue of any claim, suit, action or proceeding in the Court of Chancery of the State of Delaware.
Section 15.9    Further Assurances. In connection with this Agreement and the transactions contemplated hereby, each Member shall execute and deliver any additional documents and instruments and perform any additional acts that may be necessary or appropriate to effectuate and perform the provisions of this Agreement and those transactions.
Section 15.10    Waiver of Certain Rights. Each Member, to the fullest extent permitted by applicable law, irrevocably waives any right it may have to maintain any action for dissolution of the Company or for partition of the property of the Company.
Section 15.11    Counterparts. This Agreement may be executed in any number of counterparts with the same effect as if all signing parties had signed the same document. All counterparts shall be construed together and constitute the same instrument. The use of facsimile signatures and signatures delivered by email in portable document format (.pdf) affixed in the name and on behalf of a party is expressly permitted by this Agreement.
[Signature Page Follows]

IN WITNESS WHEREOF, the Members have executed this Agreement as of the date first set forth above.
MEMBERS:

DELEK LOGISTICS SERVICES COMPANY

By:    /s/ Kent B. Thomas
Name: Kent B. Thomas
Title: [Executive Vice President and
General Counsel]

By:    /s/ Andrew L. Schwarcz
Name: Andrew L. Schwarcz
Title: [Vice President]

EZRA UZI YEMIN

/s/ Ezra Uzi Yemin
Name:     Ezra Uzi Yemin

ASSAF GINZBURG

/s/ Assaf Ginzburg
Name:     Assaf Ginzburg

FREDEREC C. GREEN

/s/ Frederec C. Green
Name:     Frederec C. Green

Signature Page to Second Amended and Restated
Limited Liability Company Agreement

EXHIBIT A
MEMBERS

Member	Sharing Ratio
Delek Logistics Services Company	98.6%
Ezra Uzi Yemin	1.0%
Assaf Ginzburg	0.2%
Frederec C. Green	0.2%

EXHIBIT B
DIRECTORS

Ezra Uzi Yemin	Chairman of the Board
Charles J. Brown, III	Director
Mark B. Cox	Director
Assaf Ginzburg	Director
Frederec C. Green	Director
Gary M. Sullivan, Jr.	Director